EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

NORWOOD FINANCIAL CORP.,
WAYNE BANK,
NORTH PENN BANCORP, INC.
AND
NORTH PENN BANK

Dated as of December 14, 2010

ARTICLE 10
TERMINATION, WAIVER AND AMENDMENT		59
Section 10.1	Termination	59
Section 10.2	Effect of Termination; Termination Fee	62
Section 10.3	Amendments	63
Section 10.4	Waivers	63
Section 10.5	Non-Survival of Representations, Warranties and Covenants	63

ARTICLE 11
MISCELLANEOUS		64
Section 11.1	Definitions	64
Section 11.2	Entire Agreement	65
Section 11.3	Notices	66
Section 11.4	Severability	67
Section 11.5	Costs and Expenses	67
Section 11.6	Captions	67
Section 11.7	Counterparts	67
Section 11.8	Persons Bound; No Assignment	67
Section 11.9	Governing Law	67
Section 11.10	Exhibits and Schedules	67
Section 11.11	Waiver	68
Section 11.12	Construction of Terms	68
Section 11.13	Specific Performance	68

Exhibits
Exhibit A	Form of Support Agreement
Exhibit B-1	Form of Addendum to Employment Agreement - Hickman
Exhibit B-2	Form of Addendum to Employment Agreement - Byrne
Exhibit B-3	Form of Addendum to Employment Agreement - Dziak
Exhibit C	Form of Bank Plan of Merger
Exhibit D	Form of Option Cancellation and Release Agreement
Exhibit E	Form of Noncompetition Agreement

AGREEMENT AND PLAN OF MERGER
By and Among
NORWOOD FINANCIAL CORP.,
WAYNE BANK,
NORTH PENN BANCORP, INC.
AND
NORTH PENN BANK

This AGREEMENT AND PLAN OF MERGER, dated as of the 14th day of December, 2010 (this “Agreement”), by and among Norwood Financial Corp., a Pennsylvania corporation (“Norwood”), Wayne Bank, a Pennsylvania-chartered bank (“Wayne”), North Penn Bancorp, Inc., a Pennsylvania corporation (“North Penn”) and North Penn Bank, a Pennsylvania-chartered savings bank (“North Penn Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Norwood and North Penn deem it in the best interests of Norwood and North Penn, respectively, and of their respective shareholders, that Norwood and North Penn enter into this Agreement pursuant to which Norwood will acquire all of the issued and outstanding shares of capital stock of North Penn through the merger of North Penn with and into Norwood (the “Merger”);

WHEREAS, Norwood owns all of the issued and outstanding capital stock of Wayne and North Penn owns all of the issued and outstanding capital stock of North Penn Bank, and it is contemplated that, immediately following the Merger, North Penn Bank will be merged with and into Wayne with Wayne as the surviving entity (the “Bank Merger”);

WHEREAS, as an inducement and condition to Norwood’s entering into this Agreement, each of the directors and executive officers of North Penn in their individual capacity have entered into a Support Agreement with Norwood in the form attached hereto as Exhibit A, pursuant to which they have agreed to take certain actions in support and cooperation of this transaction and the surviving corporation.

WHEREAS, concurrent with the execution of this Agreement, North Penn and Norwood have entered into addenda to their existing employment contracts with Messrs. Hickman, Byrne and Dziak in the forms attached hereto as Exhibit B-1, B-2 and B-3, respectively, and Mr. Hickman and Norwood have entered into a Non-Competition Agreement in the form attached hereto as Exhibit E; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all the outstanding shares of common stock of North Penn will be acquired by Norwood through the merger of North Penn with and into Norwood and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of North Penn into cash or shares of the common stock of Norwood, par value $0.10 per share (the “Norwood Common Stock”), shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1 Consummation of Merger; Closing Date.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger, North Penn shall be merged with and into Norwood in accordance with  Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law of 1988 (“PBCL”) (the “Merger”), with Norwood as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”).  Each share of common stock, par value $0.10 per share, of North Penn (“North Penn Common Stock”) outstanding immediately prior to the Effective Time of the Merger (other than Dissenting Shares, shares held by North Penn, including treasury shares, Norwood or any of their respective wholly-owned subsidiaries (in each case, other than in a fiduciary capacity)) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.6829 shares of Norwood Common Stock or $19.12 in cash, without interest (the “Merger Consideration”) as provided in Section 2.1 hereof and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Agreement of Merger.

(b) The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Norwood, Wayne, North Penn and North Penn Bank.

(c) Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the date and time that the Articles of Merger are filed with the Pennsylvania Department of State pursuant to Section 1927 the PBCL, unless a later date or time is specified as the effective time in the Articles of Merger (such time is hereinafter referred to as the “Effective Time of the Merger”).  Subject to the terms and conditions hereof, unless otherwise agreed upon by Norwood and North Penn, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) the date on which the shareholders of North Penn approve the transactions contemplated by this Agreement.

(d) The closing of the Merger (the “Closing”) shall take place at the principal offices of Norwood at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”).

Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Merger.  At the Effective Time of the Merger, North Penn shall be merged with and into Norwood and the separate existence of North Penn shall cease.  The articles of incorporation and bylaws of Norwood, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the articles of incorporation and bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a Pennsylvania corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in the PBCL.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all chooses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3 Further Assurances.  If, at any time after the Effective Time of the Merger, Norwood shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of North Penn or North Penn Bank or (ii) otherwise carry out the purposes of this Agreement, North Penn and its officers and directors shall be deemed to have granted to Norwood an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of North Penn or North Penn Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Norwood are authorized in the name of North Penn or otherwise to take any and all such action.

Section 1.4 Directors and Officers.  Except as otherwise set forth herein in Section 6.10, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Norwood immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1 Manner of Conversion of North Penn Common Stock.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Norwood, North Penn or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of Norwood outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b) Each share of common stock of North Penn, par value $0.10 per share (the “North Penn Common Stock”), held by North Penn or by Norwood (or any of their subsidiaries) other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c) Except with regard to the shares of North Penn Common Stock excluded under Section 2.1(b) above and Dissenting Shares (as defined in Section 2.7), each issued and outstanding share of North Penn Common Stock outstanding immediately prior to the Effective Time of the Merger (whether or not subject to restriction) shall be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 2.8, the following consideration (in the aggregate for all such shares of North Penn Common Stock, the “Merger Consideration “):

(1) for each such share of  North Penn Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Cash Election”), cash in an amount equal to $19.12, without interest, (the “Cash Consideration”) (collectively, the “Cash Election Shares”);

(2) for each such share of North Penn Common Stock with respect to which an election to receive Norwood Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Stock Election”), 0.6829 of a  share of Norwood Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(3) for each such share of North Penn Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

Section 2.2 Election Procedures.

(a) Holders of shares of North Penn Common Stock may elect to receive shares of Norwood Common Stock or cash (in either case without interest) in exchange for their shares of North Penn Common Stock in accordance with the procedures set forth in this Section 2.2.  Shares of North Penn Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of North Penn Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of North Penn Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”

(b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as North Penn and Norwood shall mutually agree (“Election Form”), shall be mailed on the same date as the Proxy Statement/Prospectus (as defined herein) is mailed to shareholders of North Penn  (the “Mailing Date”) to each holder of record of North Penn Common Stock eligible to vote at the North Penn Stockholders’ Meeting (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, (i) to elect to receive the Cash Consideration for all of the shares of North Penn Common Stock held by such holder, in accordance with Section 2.1(c)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 2.1(c)(2), (iii) to elect to receive the Stock Consideration for a certain number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Norwood Common Stock for such shares.  A holder of record of shares of North Penn Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms,  provided  that each such Election Form covers all the shares of North Penn Common Stock held by such Stockholder Representative for a particular beneficial owner.  Any shares of North Penn Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Norwood Common Stock; provided, however, that for purposes of making the proration calculations provided for in this Section 2.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as Norwood and North Penn may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  North Penn shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional  Election Forms as Norwood may permit, to all persons who become holders (or beneficial owners) of North Penn Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election

Deadline.  North Penn shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of North Penn Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If a North Penn stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of North Penn Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Norwood shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by Norwood or North Penn, upon exercise by Norwood or North Penn of its respective or their mutual rights to terminate this Agreement to the extent provided under Article 10, that this Agreement has been terminated in accordance with Article 10.

(d) Notwithstanding any other provision contained in this Agreement, in no event will the number of Cash Election Shares be converted into the Cash Consideration if this would result in the amount of cash paid exceeding the Aggregate Cash Consideration.  For purposes of this Agreement, the term “Aggregate Cash Consideration” means $12,194,000 including all amounts paid in cash for the Options Consideration pursuant to Section 2.3(a), for shares held by the ESOP pursuant to Section 6.3(h) which have not been allocated to the accounts of participants and for Dissenting Shares.  All of the other shares of North Penn Common Stock shall be converted into the Stock Consideration.

(e) If the number of Cash Election Shares times the Cash Consideration is less than the Aggregate Cash Consideration, then:

(1) all Cash Election Shares shall be converted into the right to receive cash,

(2) Non-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration.  If less than all of the Non-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which Non-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining Non-Election Shares shall thereafter be treated as Stock Election Shares,

(3) If all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration, and

(4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

 (f) If the number of Cash Election Shares times the Cash Consideration is greater than the Aggregate Cash Consideration, then:

(1) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration,

(2) the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration, and

(3) the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(g) If the number of Cash Election Shares times the Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Non-Election Shares and all Stock Election Shares will be converted into the right to receive the Stock Consideration.

(h) In the event that the Exchange Agent is required to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.  In the event the Exchange Agent is required to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(i) Notwithstanding any other provision hereof, no fractional shares of Norwood Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  Instead, Norwood will pay to each holder of North Penn Common Stock who would otherwise be entitled to a fractional share of Norwood Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash

(without interest) determined by multiplying such fraction of a share of Norwood Common Stock by the average of the closing sale prices of Norwood Common Stock, as reported on The Nasdaq Stock Market for the twenty consecutive trading days ending on the day immediately prior to the Closing Date; provided, however, that in the event Norwood Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Norwood Common Stock actually traded during such period.

(j) Within five business days after the Effective Time of the Merger, Norwood shall cause the Exchange Agent to effect the allocation of the Cash Consideration and the Stock Consideration among holders of North Penn Common Stock and to distribute the Merger Consideration as set forth herein.

Section 2.3 North Penn Stock Options.  As of and immediately prior to the Effective Time of the Merger, all rights with respect to shares of North Penn Common Stock issuable pursuant to the exercise of stock options (“North Penn Options”) granted by North Penn under the North Penn equity incentive plans set forth in Schedule 2.3 (the “North Penn Equity Plans”), each of which are listed and described on Schedule 2.3 and which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall be cancelled by North Penn in exchange for a cash payment equal to the positive difference, if any, between the Cash Consideration and the option exercise price (the “Options Consideration”). Schedule 2.3 also sets forth a complete listing of all restricted stock awards outstanding as of the date of this Agreement (the “Stock Awards”) including the name of the recipient and the number of shares subject to such Stock Awards. The cancellation of North Penn Options in exchange for the Options Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such North Penn Options although North Penn will use its reasonable best efforts to have each holder of any such North Penn Option execute and deliver an Option Cancellation and Release Agreement in the form set forth as Exhibit D hereto.  Prior to the Effective Time of the Merger, North Penn shall take or cause to be taken all actions required under the North Penn Equity Plans to provide for the actions set forth in this Section 2.3.  North Penn shall cause the termination, effective as of the Effective Time of the Merger, of all North Penn Stock Equity Plans;

Section 2.4 Effectuating Conversion.  At the Effective Time of the Merger, Norwood will deliver or cause to be delivered to a third-party agent to be appointed by Norwood and reasonably acceptable to North Penn (the “Exchange Agent”) an amount of cash equal to the aggregate Merger Consideration to be paid pursuant to Section 2.1 hereof (the “Exchange Fund”).  As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of North Penn Common Stock who did not previously submit an Election Form transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing shares of North Penn Common Stock for the Merger Consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing shares of North Penn Common Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of shares of North Penn Common Stock to transfer good and marketable title to such shares of North Penn Common Stock to Norwood, free and clear of all liens, claims and encumbrances.

(a) At the Effective Time of the Merger, the stock transfer books of North Penn shall be closed as to holders of shares of North Penn Common Stock immediately prior to the Effective Time of the Merger, no transfer of shares of North Penn Common Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing shares of North Penn Common Stock shall, without any action on the part of any holder thereof, no longer represent shares of North Penn Common Stock.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration.

(b) In the event that any holder of record as of the Effective Time of the Merger of shares of North Penn Common Stock is unable to deliver the certificate which represents such holder’s shares of North Penn Common Stock, Norwood, in the absence of actual notice that any shares of North Penn Common Stock theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i) An affidavit or other evidence to the reasonable satisfaction of Norwood that any such certificate has been lost, wrongfully taken or destroyed;

(ii) Such security or indemnity as may be reasonably requested by Norwood to indemnify and hold Norwood harmless in respect of such stock certificate(s); and

(iii) Evidence to the reasonable satisfaction of Norwood that such holder is the owner of shares of North Penn Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(c) If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing shares of North Penn Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Norwood that such tax has been paid or is not applicable.

(d) Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing shares of North Penn Common Stock, and neither the Exchange Agent nor Norwood shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing shares of North Penn Common Stock as provided for by the Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing shares of North Penn Common Stock, without interest at the time of such surrender, the Merger Consideration.

(e) At any time following six months after the Effective Time, Norwood shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of shares of North Penn Common Stock, and thereafter, such holders shall be entitled to look to Norwood (subject to abandoned property and escheat laws) with respect to any amounts due upon surrender of their certificates formerly representing shares of North Penn Common Stock.

(f) Norwood or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of shares of North Penn Common Stock, such amounts as Norwood (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Norwood or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of North Penn Common Stock in respect of whom such deduction and withholding were made by Norwood or the Exchange Agent.

Section 2.5 Determination of Alternative Structures.  North Penn hereby agrees that Norwood may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of the Merger Consideration to be paid to holders of the shares of  North Penn Common Stock (including the Options Consideration to be paid to the holders of North Penn Options as provided for in this Agreement, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of North Penn’s shareholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.6 Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of shares of North Penn Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Norwood or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of North Penn, Norwood, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of shares of North Penn Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.7 Appraisal Rights.  Each issued and outstanding share of North Penn Common Stock the holder of which has perfected his right to dissent under the PBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the

PBCL.  North Penn shall give Norwood prompt notice upon receipt by North Penn of any such demands for payment of the fair value of such shares of North Penn Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Norwood shall have the right to participate in all negotiations and proceedings with respect to any such demands.  North Penn shall not, except with the prior written consent of Norwood, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the PBCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of North Penn Common Stock shall be converted into a right to receive cash or Norwood Common Stock in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of North Penn Common Stock of such holder shall be treated as a Non-Election Share.

Section 2.8 Anti-Dilution.  If Norwood changes (or the Norwood Board sets a related record date that will occur before the Effective Time of the Merger for a change in) the number or kind of shares of Norwood Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Stock Consideration will be adjusted proportionately to account for such change and all references herein to the term Stock Consideration will be deemed to mean the Stock Consideration as adjusted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF NORTH PENN

North Penn and North Penn Bank hereby represent and warrant to Norwood and Wayne as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) North Penn is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  North Penn has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to sure such failure) would not have a Material Adverse Effect on North Penn.  North Penn has elected to be regulated as a savings and loan holding company pursuant to the Home Owners’ Loan Act, as amended.  True and correct copies of the Articles of Incorporation and the Bylaws of North Penn, each as amended to the date hereof, have been delivered to Norwood and such Articles of Incorporation and Bylaws are in full force and effect.

(b) North Penn has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on North Penn.

(c) North Penn Bank is a savings bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  North Penn Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Incorporation and the Bylaws of North Penn Bank, each as amended to the date hereof, have been delivered to Norwood and such Articles of Incorporation and Bylaws are in full force and effect.

(d) The respective minute books of North Penn and each subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e) Each direct and indirect subsidiary of North Penn (other than North Penn Bank) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties or assets owned or leased by each subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on North Penn.  All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests.  A true and correct list of all direct and indirect subsidiaries of North Penn (the “North Penn Subsidiaries”) is attached hereto as Schedule 3.1(e).  Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of the activities conducted by such subsidiary.

Section 3.2 Capitalization.  The authorized capital stock of North Penn consists of 80,000,000 shares of North Penn Common Stock, of which 1,285,148 are issued and outstanding as of the date hereof  and 296,423 shares are held in the treasury of North Penn and 20,000,000 shares of preferred stock of which no shares are issued and outstanding.  All of the issued and outstanding shares of North Penn Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of North Penn, or any securities or rights convertible into or exchangeable for shares of capital stock of North Penn, except for options to purchase 157,246 shares of North Penn Common Stock and Stock Awards for 47,512 shares of North Penn Common Stock, each of which are described in more detail in Schedule 2.3.  Upon any issuance of any shares of North Penn Common Stock in accordance with the terms of such options, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.   Each North Penn stock option (1) was granted in compliance with all applicable laws and all the terms and conditions of the North Penn Equity Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of North Penn Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the North Penn stock option was actually granted, and (4) qualifies for the tax and accounting treatment afforded to such North Penn stock option in North Penn’s Tax Returns and North Penn’s financial statements, respectively.  As of the date of this Agreement, North Penn has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of North Penn capital stock.

(a) North Penn owns, directly, or indirectly, all of the capital stock of North Penn Bank and the other North Penn Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All the equity securities of each subsidiary held by North Penn or the North Penn Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of North Penn Bank or any other North Penn Subsidiary.  Except for the North Penn Subsidiaries, North Penn does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in North Penn Bank’s investment portfolio as set forth in Schedule 3.2(b).

Section 3.3 Financial Statements; Filings.

(a) North Penn has previously delivered to Norwood copies of the audited consolidated financial statements of North Penn as of and for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and the unaudited consolidated financial statements for the nine months ended September 30, 2010, and North Penn shall deliver to Norwood, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of North Penn, the additional financial statements of North Penn as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of North Penn”).

(b) North Penn Bank has previously delivered to Norwood copies of the Consolidated Reports of Condition and Income (“Call Reports”) of North Penn Bank as of and for each of the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and for the period ended September 30, 2010, and North Penn Bank shall deliver to Norwood, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year, the Call Reports of North Penn Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of North Penn Bank”).

(c) Each of the Financial Statements of North Penn and each of the Financial Regulatory Reports of North Penn Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by North Penn during the periods involved, except as otherwise noted therein, and, except as set forth in Schedule 3.3(c), the books and records of North Penn and North Penn Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of North Penn and each of the Financial Regulatory Reports of North Penn Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of North Penn or North Penn Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of North Penn or North Penn Bank, as applicable, for the respective periods therein set forth.

(d) To the extent not prohibited by law, North Penn has heretofore delivered or made available, or caused to be delivered or made available, to Norwood all material reports and filings made or required to be made by North Penn or North Penn Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Norwood, upon filing or furnishing the same to the Regulatory Authorities, all such material reports and filings made after the date hereof with the Regulatory Authorities.  Each such report (including the financial statements, exhibits and schedules thereto) complied in all material respects with the applicable statutes, rules, regulations and orders enforced by the Regulatory Authority with which they were filed.

(e) Since December 31, 2009, neither North Penn nor any of the North Penn Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on North Penn except obligations and liabilities which are accrued or reserved against in the Financial Statements of North Penn or the Financial Regulatory Reports of North Penn Bank, or reflected in the notes thereto.  Since December 31, 2009, neither North Penn nor any of the North Penn Subsidiaries has incurred or paid any obligation or liability which would be material to North Penn, except as may have been incurred or paid in the ordinary course of business, consistent with past practices or as disclosed in the Financial Statements of North Penn or the Financial Regulatory Reports of North Penn Bank.

Section 3.4 Loan Portfolio; Reserves.

(a) All evidences of indebtedness reflected as assets in the Financial Statements of North Penn were (or will be, as the case may be) as of such dates in all respects (i) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records as secured loans, has been secured by valid liens which have been perfected, and (iii) are the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(b) The allowances for possible loan losses shown on the Financial Statements of North Penn and the Financial Regulatory Reports of North Penn Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of North Penn and the Financial Regulatory Reports of North Penn Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of North Penn and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  North Penn has not been notified by any state or federal bank regulatory agency that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of North Penn.

(c) No agreement pursuant to which any loans or other assets have been or shall be sold by North Penn or any of the North Penn Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by North Penn or the North Penn Subsidiaries, to cause North Penn or any of the North Penn Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against North Penn or any of the North Penn Subsidiaries. To the knowledge of North Penn, there has been no material breach of a representation or covenant by North Penn or any of the North Penn Subsidiaries in any such agreement.

Section 3.5 Certain Loans and Related Matters.  Except as set forth in Schedule 3.5, neither North Penn nor any of the North Penn Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by North Penn or any of the North Penn Subsidiaries, should have been classified (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of North Penn, any subsidiary or any five percent (5%) shareholder of North Penn, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (iv) each asset of it or any of the North Penn Subsidiaries that, as of September 30, 2010, was classified as “Other Real Estate Owned” and the book value thereof, or (v) loan agreement, note or borrowing arrangement in material violation of any law, regulation or rule applicable to North Penn or any of the North Penn Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 3.6 Authority; No Violation.

(a) North Penn and North Penn Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of North Penn and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Boards of Directors of North Penn and North Penn Bank have duly and validly approved this Agreement and the transactions contemplated hereby including the Bank Merger, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to North Penn’s shareholders for approval and resolved to recommend its approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of North Penn or North Penn Bank is necessary to consummate the transactions so contemplated.  This Agreement (assuming due authorization, execution and delivery by Norwood and Wayne), constitutes the valid and binding obligation of North Penn and North Penn Bank, and is enforceable against North Penn and North Penn Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Neither the execution and delivery of this Agreement by North Penn or North Penn Bank nor the consummation by North Penn or North Penn Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by North Penn or North Penn Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of North Penn or the Articles of Incorporation and Bylaws of North Penn Bank or any governing documents of any of the other North Penn Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to North Penn or North Penn Bank or any of the other North Penn Subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of North Penn or North Penn Bank or any of the other North Penn Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which North Penn, North Penn Bank or any of the other North Penn Subsidiaries is a party, or by which it or any of their properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on North Penn.

Section 3.7 Consents and Approvals.  Except for (i) the approval of the shareholders of North Penn; (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by North Penn and North Penn Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8 Broker’s Fees.  Except for the Kafafian Group, Inc., whose engagement letter is set forth in Schedule 3.8, neither North Penn nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9, since December 31, 2009, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of shares of North Penn Common Stock or (b) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of North Penn, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on North Penn, including, without limitation, any change in the administration or supervisory standing or rating of North Penn or North Penn Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10 Legal Proceedings; Etc.

(a) Neither North Penn nor any of the North Penn Subsidiaries is a party to any, and there are no pending or, to the Knowledge of North Penn or any of the North Penn Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against North Penn or any of the North Penn Subsidiaries challenging the validity of the transactions contemplated by this Agreement. There is no proceeding, claim, action or governmental investigation pending or, to the Knowledge of North Penn or any of the North Penn Subsidiaries, threatened against North Penn or any of the North Penn Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against North Penn or any of the North Penn Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on North Penn; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by North Penn or any of the North Penn Subsidiaries under any contract or agreement to which any of them is a party which has had, or is reasonably likely to have, a Material Adverse Effect on North Penn; and, except as set forth on Schedule 3.10, neither North Penn nor any of the North Penn Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of North Penn or any of the North Penn Subsidiaries, and neither North Penn nor any of the North Penn Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b) There are no actions, suits, claims, proceedings or investigations of any kind pending or, to North Penn’s Knowledge, threatened against any of the directors or officers of North Penn or any of the North Penn Subsidiaries in their capacities as such, and no director or officer of North Penn or any of the North Penn Subsidiaries currently is being indemnified or seeking to be indemnified by North Penn or any of the North Penn Subsidiaries pursuant to applicable law or their governing documents.

Section 3.11 Taxes and Tax Returns.

(a) North Penn has previously delivered or made available to Norwood copies of the federal, state and local income tax returns of North Penn for the years 2007, 2008 and 2009 and all schedules and exhibits thereto, and North Penn has not received any notice that any such returns have been examined by the Internal Revenue Service or any other taxing authority.  North Penn has duly filed in correct form all federal, state and local information returns and tax returns required to be filed by North Penn or any of the North Penn Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and North Penn has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by North Penn or any of the North Penn Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of North Penn or any of the North Penn Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of North Penn and the Financial Regulatory Reports of North Penn Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by North Penn during the periods involved.  North Penn is not responsible for the taxes of any other person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b) No federal, state or local administrative proceedings or court proceedings, and to the Knowledge of North Penn, no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of North Penn or any of the North Penn Subsidiaries nor has North Penn or any of the North Penn Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated.  Except as disclosed in Schedule 3.11(b), neither North Penn nor any of the North Penn Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of North Penn, have been adequately provided for in the Financial Statements of North Penn.

(c) Except as set forth on Schedule 3.11 (c), neither North Penn nor any of the North Penn Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of North Penn that occurred during or after any taxable period in which North Penn incurred an operating loss that carries over to any taxable period ending after the fiscal year of North Penn immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by North Penn and the North Penn Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by North Penn and the North Penn Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by North Penn in the Financial Statements of North Penn.

(f) None of North Penn, North Penn Bank or any North Penn subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by North Penn, North Penn Bank or any North Penn subsidiary.

Section 3.12 Employee Benefit Plans.

(a) Schedule 3.12 (a) contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by North Penn or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of North Penn and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of North Penn are eligible to participate (collectively, the “North Penn Benefit Plans”). North Penn has furnished or otherwise made available to Norwood true and complete copies of (i) the plan documents and summary plan descriptions for each written North Penn Benefit Plan, (ii) a summary of each unwritten North Penn Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each North Penn Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified North Penn Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the North Penn Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified North Penn Benefit Plan (or, for a North Penn Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any North Penn Benefit Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”)  or any other Governmental Entity within the past five (5) years.

(b) Schedule 3.12(b) identifies each North Penn Benefit Plan that may be subject to Section 409A of the Code (“North Penn Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such North Penn Non-qualified Deferred Compensation Plan as of the date specified therein. Each North Penn Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no taxes under Section 409A of the Code may be imposed on participants in such plans.

(c) All North Penn Benefit Plans are in material compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on Schedule 3.12(c), each North Penn Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and North Penn is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of North Penn or the North Penn Subsidiaries, there exists no fact which would adversely affect the qualification of any of the North Penn Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the North Penn Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

(d) Except as set forth on Schedule 3.12(d), no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by North Penn or any of its ERISA Affiliates for the benefit of the employees or former employees of North Penn or any of the North Penn Subsidiaries. Schedule 3.12(d) sets forth an estimate of any financial reporting expense that would be incurred by such plan upon the termination of any such defined benefit plan set forth therein assuming a termination date of December 31, 2010.

(e) Within the last six (6) years, neither North Penn nor any of its ERISA Affiliates maintained or had any obligation to contribute to a North Penn Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither North Penn nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither North Penn nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on North Penn or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Norwood or Wayne.

(f) North Penn has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to North Penn Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  Records with respect to North Penn Benefit Plans have been maintained in compliance with Section 107 of ERISA. Neither North Penn nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of North Penn Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(g) North Penn has not, with respect to any North Penn Benefit Plan, nor, to North Penn’s Knowledge, has any administrator of any North Penn Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject North Penn, any ERISA Affiliate of North Penn, or any North Penn Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

(h) Except as set forth on Schedule 3.12(h), North Penn has no liability for retiree health and life benefits under any North Penn Benefit Plan other than any benefits required under COBRA or similar state laws.

(i)  Except as set forth on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of North Penn from North Penn under any North Penn Benefit Plan, (B) increase any benefits otherwise payable under any North Penn Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth (with detailed calculations) on Schedule 3.12(i),  no payment which is or may be made by, from or with respect to any North Penn Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by North Penn or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

(j) The actuarial present values of all accrued North Penn Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of North Penn and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the North Penn Financial Statements to the extent required by and in accordance with GAAP.

(k) There is not, and has not been, any trust or fund maintained by or contributed to by North Penn or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

(l) No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of North Penn, has been threatened or is anticipated, against any North Penn Benefit Plan (other than routine claims for benefits and appeals of such claims), North Penn or any North Penn Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any North Penn Benefit Plan.

(m) None of North Penn, any subsidiary of North Penn, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164.  No penalties have been imposed on North Penn, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.  For purposes of this Agreement, “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(n) North Penn and the North Penn Subsidiaries have obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  North Penn Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.  Schedule 3.12(n) sets forth all BOLI owned by North Penn or any North Penn Subsidiary, a breakdown of the cash surrender values on each policy, the beneficiaries of such policy and a list of the lives insured thereunder.

Section 3.13 Title and Related Matters.

(a) North Penn and the North Penn Subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of North Penn or the Financial Regulatory Reports of North Penn Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2009), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of North Penn and the Financial Regulatory Reports of North Penn Bank or incurred in the ordinary course of business after December 31, 2009, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of North Penn.

(b) All agreements pursuant to which North Penn or any of the North Penn Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on North Penn.  North Penn or one of the North Penn Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), Norwood shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c) Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by North Penn and the North Penn Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by North Penn or the North Penn Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by North Penn or any of the North Penn Subsidiaries or in which North Penn or any of the North Penn Subsidiaries has any ownership or leasehold interest.

(b) Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which North Penn or

(c) any of the North Penn Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of North Penn or any of the North Penn Subsidiaries.

(d) Except as set forth on Schedule 3.14(c), none of North Penn or any of the North Penn Subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.  Such violations will  not, individually or in the aggregate, have a Material Adverse Effect on North Penn.

(e) As to each parcel of real property owned or used by North Penn or any of the North Penn Subsidiaries, neither North Penn nor the respective North Penn Subsidiary has received notice of any pending or, to the Knowledge of North Penn or the North Penn Subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Each of North Penn, the North Penn Subsidiaries, all property owned or used by North Penn or the North Penn Subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of North Penn or any of the North Penn Subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance with all applicable Environmental Laws.

(b) There is no litigation pending or, to the Knowledge of North Penn or any of the North Penn Subsidiaries, threatened before any court, governmental agency or board or other forum in which North Penn, any of the North Penn Subsidiaries or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by North Penn, the North Penn Subsidiaries or any Participation Facility.

(c) There is no litigation pending or, to the Knowledge of North Penn or any of the North Penn Subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or North Penn or any of the North Penn Subsidiaries in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(d) To the Knowledge of North Penn or any of the North Penn Subsidiaries, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by North Penn or any of the North Penn Subsidiaries of any of its current properties, or (ii) participation by North Penn or any of the North Penn Subsidiaries in the management of any Participation Facility, and to the Knowledge of North Penn and any of the North Penn Subsidiaries, during the period of holding by North Penn or any of the North Penn Subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

(f) Prior to the period of (i) ownership or operation by North Penn or any of the North Penn Subsidiaries of any of its current properties, (ii) participation by North Penn or any of the North Penn Subsidiaries in the management of any Participation Facility, or (iii) holding by North Penn or any of the North Penn Subsidiaries of a security interest in any Loan Property, to the Knowledge of North Penn or any of the North Penn Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

(g) There are no underground storage tanks on, in or under any properties owned or operated by North Penn or any of the North Penn Subsidiaries or any Participation Facility and, to the Knowledge of North Penn, no underground storage tanks have been closed or removed from any properties owned or operated by North Penn or any of the North Penn Subsidiaries or any Participation Facility except in compliance with Environmental Law.

(h) Except as disclosed on Schedule 3.15(h), neither North Penn nor any North Penn Subsidiary has conducted or received from other parties any environmental studies during the past six years (other than Phase I or Phase II studies which did not indicate any contamination of the environment by Hazardous Material above reportable levels) with respect to any property owned, lease or operated by North Penn or any North Penn Subsidiary, any Participation Facility or any Loan Property.

Section 3.16 Commitments and Contracts.

(a) Except as set forth in Schedule 3.16, neither North Penn nor any of the North Penn Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by North Penn or any of the North Penn Subsidiaries);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants which limit the ability of North Penn or any of the North Penn Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which North Penn or any of the North Penn Subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv) Any agreement which by its terms limits the payment of dividends by North Penn or any of the North Penn Subsidiaries;

(v) Any lease or other agreements or contracts with annual payments aggregating $50,000 or more;

(vi) Any instrument evidencing or related to borrowed money (other than as lender, deposits, FHLB advances or securities sold under agreement to repurchase) or that contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due);

(vii) Any contract not terminable without cause within 60 day’s notice or less without penalty or that obligates North Penn for the payment of $50,000 annually over its remaining term;

(viii) Any other contract, agreement, commitment or understanding (whether or not oral) that is material to the financial condition, results of operations or business of North Penn or any of the North Penn Subsidiaries, taken as a whole; and

(ix) Any other contract or agreement which would be required to be disclosed in reports filed by North Penn with the Securities and Exchange Commission (“SEC”), the Office of Thrift Supervision (“OTS”) or the Federal Deposit Insurance Corporation (“FDIC”).

Collectively, those contracts or agreements listed on Schedule 3.16 are referred to herein as the “Contracts”.  True and correct copies of Contracts have been provided to Norwood on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b) There is not, under any Contract to which North Penn or any of the North Penn Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c) Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Contracts or modify or accelerate any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d) Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) listed on Schedule 3.16(a) to which North Penn or any of the North Penn Subsidiaries is a party.

(e) To the Knowledge of North Penn, there are no voting agreements or voting trusts among shareholders of North Penn relating to their ownership of North Penn Common Stock.

Section 3.17 Regulatory Matters.  Neither North Penn nor any of the North Penn Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

Section 3.18 Registration Obligations.  North Penn is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.

Section 3.19 Antitakeover Provisions.  Neither North Penn nor North Penn Bank is required to take any action to exempt North Penn, North Penn Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.  The vote required to approve this Agreement is the affirmative vote of a majority of the votes cast by holders of the issued and outstanding shares of North Penn Common Stock.

Section 3.20 Insurance.  North Penn and the North Penn Subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of North Penn and the North Penn Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which North Penn or any of the North Penn Subsidiaries is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Schedule 3.20.

Section 3.21 Labor.

(a) No work stoppage involving North Penn or any of the North Penn Subsidiaries is pending as of the date hereof or, to the Knowledge of North Penn or any of the North Penn Subsidiaries, threatened.  Neither North Penn nor any of the North Penn Subsidiaries is involved in, or, to the Knowledge of North Penn or any of the North Penn Subsidiaries, threatened with or affected by, any proceeding asserting that North Penn or any of the North Penn Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on North Penn.  No union represents or, to the Knowledge of North Penn or the North Penn Subsidiaries, claims to represent any employees of North Penn or any of the North Penn Subsidiaries, and, to the Knowledge of North Penn and the North Penn Subsidiaries, no labor union is attempting to organize employees of North Penn or any of the North Penn Subsidiaries.

(b) North Penn has made available to Norwood a true and complete list of all employees of North Penn and the North Penn Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Schedule 3.16(a) hereto, no employee of North Penn or any of the North Penn Subsidiaries has any contractual right to continued employment by North Penn or any of the North Penn Subsidiaries.

(c) North Penn and the North Penn Subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Schedule 3.21(d) hereto, during the last three years, there has not been, there is not presently pending or existing and, to the Knowledge of North Penn or any of the North Penn Subsidiaries,  there is not threatened any proceeding against or affecting North Penn or any of the North Penn Subsidiaries relating to the alleged violation of any Federal or State law or regulation pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Federal or State governmental body or regulatory agency, organizational activity, or other labor or employment dispute against or affecting North Penn or any of the North Penn Subsidiaries.

Section 3.22 Compliance with Laws.  North Penn and the North Penn Subsidiaries have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 3.22, none of North Penn or any of the North Penn Subsidiaries:

(a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on North Penn) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on North Penn and the North Penn Subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on North Penn, (iii) except as set forth on Schedule 3.22(b), requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to savings banks or their holding companies);

(c) is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by North Penn pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of North Penn has adopted and North Penn has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d) has any “covered transactions” between North Penn Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 3.23 Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of North Penn at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of North Penn or any of the North Penn Subsidiaries set forth in Schedule 3.12, (d) any loans or deposit agreements entered into in the ordinary course with customers of North Penn or North Penn Bank and (e) amounts paid for services which have been disclosed in North Penn’s filings with the SEC, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24 Derivative Contracts.  None of North Penn or any of the North Penn Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of North Penn which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.  All Derivative Contracts whether entered into for its own account, or for the account of one or more of the North Penn Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of the North Penn Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect.  Neither North Penn, the North Penn Subsidiaries, nor to their Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of North Penn and the North Penn Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of North Penn and such North Penn Subsidiary in accordance with GAAP consistently applied.

Section 3.25 Deposits.  None of the deposits of North Penn Bank are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of North Penn’s.

Section 3.26 Controls and Procedures.

(a) North Penn has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to allow North Penn’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of North Penn required under the Exchange Act.

(b) North Penn has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by North Penn, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by North Penn and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c) No personal loan or other extension of credit by North Penn or any North Penn subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act of 2002).

(d) Except as set forth on Schedule 3.26(d) hereto, since January 1, 2006, (i) neither North Penn nor any of the North Penn Subsidiaries nor, to the Knowledge of North Penn, any director, officer, employee, auditor, accountant or representative of North Penn or any of the North Penn Subsidiaries has received any written complaint, allegation, assertion, or claim that North Penn or any North Penn Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing North Penn or any North Penn Subsidiary, whether or not employed by North Penn or any North Penn Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by North Penn, any of the North Penn Subsidiaries or any of their respective officers, directors, employees or agents to any officer of North Penn, the Board of Directors of North Penn or any member or committee thereof.

Section 3.27 SEC Filings  North Penn has filed all forms, reports and documents required to be filed by North Penn with the SEC since January 1, 2007 (collectively, the North Penn SEC Reports”).  The North Penn SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such North Penn SEC Reports or necessary in order to make statements in the North Penn SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 3.28 North Penn Information.  None of the information relating to North Penn and the North Penn Subsidiaries to be provided by North Penn or the North Penn Subsidiaries for use in (i) the Registration Statement on Form S-4 to be filed by Norwood in connection with the issuance of shares of Norwood Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) (“Form S-4”), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of North Penn in connection with the solicitation of their approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby (“Proxy Statement/Prospectus”), as of the date such Proxy Statement/Prospectus is mailed to stockholders of North Penn and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.29 Deposit Insurance.  The deposit accounts of North Penn Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”).  North Penn has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the Act.

Section 3.30 Intellectual Property.  Schedule 3.30 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software (excluding any so-called “shrink-wrap” or “click-through” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers), and (vi) patents and patent applications owned or licensed by North Penn and any of the North Penn Subsidiaries (collectively the “Intellectual Property Rights”).  Neither North Penn nor any of the North Penn Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  The Intellectual Property Rights will not cease to be the rights of North Penn, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby.  No other Person (i) has notified North Penn or any of the North Penn Subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) to the

Knowledge of North Penn or any of the North Penn Subsidiaries, is infringing upon any Intellectual Property Rights of North Penn or any of the North Penn Subsidiaries.  To the Knowledge of North Penn and the North Penn Subsidiaries, the use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person.  No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of North Penn and the North Penn Subsidiaries, threatened against North Penn or any of the North Penn Subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.31 Fairness Opinion.  Prior to the execution of this Agreement, North Penn has received an opinion from the Kafafian Group, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of North Penn from a financial point of view (the “Fairness Opinion”).  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32 No Trust Powers.  Neither North Penn nor any of the North Penn Subsidiaries exercise trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

Section 3.33 Indemnification.  Except as set forth in Schedule 3.33 or the Articles of Incorporation and Bylaws of North Penn, North Penn is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of North Penn (a “Covered Person”), and, except as set forth in Schedule 3.33, to North Penn’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Articles of Incorporation and Bylaws of North Penn, or under the governing documents of any of the North Penn Subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.34 Investment Securities.  Except as set forth on Schedule 3.34, no investment security or mortgage backed security held by North Penn or any of the North Penn Subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications.

Section 3.35 Reorganization Treatment.  As of the date hereof, neither North Penn nor any of the North Penn Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.36 Untrue Statements and Omissions.  No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NORWOOD

Norwood and Wayne hereby represent and warrant to North Penn and North Penn Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1 Organization and Related Matters of Norwood.

(a) Norwood is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Norwood has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Norwood is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Norwood, or the character or location of the properties and assets owned or leased by Norwood makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.  Norwood is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  True and correct copies of the Articles of Incorporation of Norwood and the Bylaws of Norwood, each as amended to the date hereof, have been made available to North Penn.

(b) Wayne is a commercial bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Wayne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Incorporation and the Bylaws of Wayne, each as amended to the date hereof, have been delivered to North Penn.

(c) Each direct and indirect subsidiary of Norwood (other than Wayne) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.

(d) Norwood has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Norwood.

Section 4.2 Capitalization.

(a) The authorized capital stock of Norwood consists of 10,000,000 shares of Norwood Common Stock, of which, as of the date hereof, 2,763,141 are issued and outstanding and 77,731 shares are held in the treasury of Norwood and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.  All of the issued and outstanding shares of Norwood Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Norwood, or any securities or rights convertible into or exchangeable for shares of capital stock of Norwood, except for options to purchase 162,654 shares of Norwood Common Stock.

(b) Norwood owns, directly, or indirectly, all of the capital stock of Wayne and the other Norwood subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All the equity securities of each subsidiary held by Norwood or its subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Wayne or any other subsidiary.  Except for the Norwood subsidiaries, Norwood does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Wayne’s investment portfolio.

(c) The shares of Norwood Common Stock to be issued in exchange for shares of North Penn Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

Section 4.3 Financial Statements; Filings.

(a) Each of the consolidated financial statements of Norwood as of and for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and the unaudited consolidated financial statements for the nine months ended September 30, 2010 (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Norwood”), and each of the Call Reports of Wayne as of and for each of the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and for the period ended September 30, 2010 (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Wayne”), (including the related notes, where applicable) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been consistently applied by Norwood during the periods involved, except as otherwise noted therein, and the books and records of Norwood and Wayne have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Norwood and each of the Financial Regulatory Reports of Wayne (including the related notes, where applicable) fairly presents the financial position of Norwood or Wayne, as applicable, as of the respective dates thereof and fairly presents the results of operations of Norwood or Wayne, as applicable, for the respective periods therein set forth.

(b) Since September 30, 2010, neither Norwood nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Norwood except obligations and liabilities which are accrued or reserved against in the Financial Statements of Norwood or the Financial Regulatory Reports of Wayne, or reflected in the notes thereto.  Since September 30, 2010, neither Norwood nor any of its subsidiaries has incurred or paid any obligation or liability which would be material to Norwood, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 4.4 Reserves. The allowances for possible loan losses shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne were, and the allowance for possible loan losses to be shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Norwood and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  Norwood has not been notified by any state or federal bank regulatory agency that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of Norwood.

Section 4.5 Authority; No Violation.

(a) Norwood and Wayne have full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Norwood and Wayne, and no other corporate or other proceedings on the part of Norwood and Wayne are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of Norwood and Wayne enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Neither the execution, delivery or performance of this Agreement by Norwood or Wayne nor the consummation by Norwood or Wayne of the transactions contemplated hereby including the Bank Merger, nor compliance by Norwood or Wayne with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Norwood or the Articles of Incorporation or Bylaws of Wayne or, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein including, without limitation the declaration of effectiveness of the Form S-4, compliance with all blue sky laws and Nasdaq notification requirements) are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or Wayne or any of their subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Norwood or Wayne or any of their subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Norwood, Wayne or any of their subsidiaries is a party, or by which it or any of its subsidiaries or any of their properties or assets may be bound or affected, or (iv) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or Wayne or any of their subsidiaries or any of their material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.5; and (Y) with respect to clause (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Norwood.

Section 4.6 Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities and as disclosed in Schedule 4.6, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Norwood and Wayne of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.7Absence of Certain Changes or Events.  Since December 31, 2009, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

Section 4.8 Norwood Information.  None of the information relating to Norwood and its subsidiaries to be provided by Norwood or its subsidiaries for use in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus as of the date such Proxy Statement/Prospectus is mailed to stockholders of North Penn and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.9 Regulatory Matters.  Neither Norwood nor any of its subsidiaries has  agreed to take any action, has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act and protests thereunder.

Section 4.10 Deposit Insurance.  The deposit accounts of Wayne are insured by the FDIC in accordance with the provisions of the Act.  Wayne has paid all regular premiums, required prepayments and special assessments and filed all reports required under the Act.

Section 4.11 Legal Proceedings; Etc.

(a) Neither Norwood nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of Norwood or any of its subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Norwood or any of its subsidiaries challenging the validity of the transactions contemplated by this Agreement and there is no governmental investigation pending or, to the Knowledge of Norwood or any of its subsidiaries, threatened against Norwood or any of its subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Norwood or any its subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood; there is no default by Norwood or any of its subsidiaries under any material contract or agreement to which any of them is a party; and, neither Norwood nor any of its subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Norwood or any of its subsidiaries, and neither Norwood nor any of its subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b) There are no actions, suits, claims, proceedings or investigations of any kind pending or, to Norwood’s Knowledge, threatened against any of the directors or officers of Norwood or any of its subsidiaries in their capacities as such, and no director or officer of Norwood or any of its subsidiaries currently is being indemnified or seeking to be indemnified by Norwood or any of its subsidiaries pursuant to applicable law or their governing documents.

Section 4.12 Title and Related Matters.

(a) Norwood and its subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Norwood or the Financial Regulatory Reports of Wayne or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2009), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne or incurred in the ordinary course of business after December 31, 2009, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of Norwood.

(b) All agreements pursuant to which Norwood or any of its subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Norwood.

(c) Except as set forth in Schedule 4.12(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Norwood and its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Norwood or its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 4.13 Deposits.  None of the deposits of Wayne are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Norwood’s.

Section 4.14 Controls and Procedures.

(a) Norwood has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the  Exchange Act to allow Norwood’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Norwood required under the Exchange Act.

(b) Norwood has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Norwood, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Norwood and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c) No personal loan or other extension of credit by Norwood or any Norwood subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(d) Since January 1, 2006, (i) neither Norwood nor any of Norwood’s subsidiaries nor, to the Knowledge of Norwood, any director, officer, employee, auditor, accountant or representative of Norwood or any of Norwood subsidiaries has received any written complaint, allegation, assertion, or claim that Norwood or any Norwood subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Norwood or any Norwood subsidiary, whether or not employed by Norwood or any Norwood subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Norwood, any of Norwood’s subsidiaries or any of their respective officers, directors, employees or agents to any officer of Norwood, the Board of Directors of Norwood or any member or committee thereof.

Section 4.15 SEC Filings  Norwood has filed all forms, reports and documents required to be filed by Norwood with the SEC since January 1, 2007 (collectively, the “Norwood SEC Reports”).  The Norwood SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Norwood SEC Reports or necessary in order to make statements in the Norwood SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 4.16 Reorganization Treatment.  As of the date hereof, neither Norwood nor any of its subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17 Access to Funds.  Norwood has, and on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Cash Consideration.

Section 4.18 Taxes and Tax Returns.

(a) Norwood has duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Norwood or any of its subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Norwood has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Norwood or any of its subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Norwood or any of its subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Norwood during the periods involved.

(b) No federal, state or local administrative proceedings or court proceedings, and to the Knowledge of Norwood, no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Norwood or any of its subsidiaries.  Neither Norwood nor any of its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Norwood have been adequately provided for in the Financial Statements of Norwood.

Section 4.19 Compliance with Laws.  Norwood and its subsidiaries have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 4.19, none of Norwood or any of its subsidiaries:

(a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Norwood) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Norwood and its subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Norwood, (iii) except as set forth on Schedule 4.19, requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to savings banks or their holding companies);

(c) is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Norwood pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of Norwood has adopted and Norwood has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d) has any “covered transactions” between Wayne Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 4.20 Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Norwood or Wayne contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of the Parties.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, North Penn shall, and shall cause the North Penn Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and other business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of North Penn or Norwood to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.  During the period from the date of this Agreement to the Effective Time of the Merger, Norwood and Wayne shall, and shall cause their subsidiaries to, except as required by law or regulation, take no action which would adversely affect or delay the ability of Norwood or North Penn to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither North Penn nor any of the North Penn Subsidiaries shall, without the prior written consent of Norwood which shall not be unreasonably withheld:

(i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws or other governing documents of any such entity;

(ii) except for the issuance of shares of North Penn Common Stock upon the exercise of North Penn Options prior to the Effective Time of the Merger, change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital other than the regular quarterly cash dividend of not more than $0.04 per share of North Penn Common Stock with record and payment dates to be consistent with past practices;

(iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv) make any capital expenditures individually in excess of $25,000 other than expenditures necessary to maintain existing assets in good repair;

(v) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi) except as set forth on Schedule 5.1(b)(vi), pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law; grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers;

(vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $25,000 or more;

(viii) acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, North Penn shall consult with Norwood with respect to any such foreclosures;

(ix) originate, purchase, extend or grant any loan in principal amount in excess of $100,000 if such loan is not fully secured or $400,000 if the loan is fully secured, except loans as to which it has a binding obligation to make such loans as of the date hereof, all of which are listed on Schedule 5.1(b)(ix);

(x) file any applications or make any contract with respect to branching by North Penn Bank (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xi) form any new subsidiary;

(xii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xiii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xiv) purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury with a maximum remaining maturity of two years or less;

(xv) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xvi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xvii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xviii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xx) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by North Penn’s independent public accountants;

(xxi) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxiii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxiv) make any written communications to the employees of North Penn, North Penn Bank or any North Penn subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Norwood with a copy or description of the intended communication, which

        Norwood shall promptly review and comment on, and Norwood and North Penn shall cooperate in providing any such mutually agreeable communication;
                or

(xxv) terminate any individual that is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination for “cause” as such term is defined in the applicable agreement.

Section 5.2 Current Information.

(a) North Penn.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, North Penn will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Norwood and to report the general status of the ongoing operations of North Penn.  North Penn will promptly notify Norwood of any material change in the normal course of business or the operations or the properties of North Penn, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting North Penn, the institution or the threat of material litigation, claims, threats or causes of action involving North Penn, and will keep Norwood fully informed of such events.  North Penn will furnish to Norwood, promptly after the preparation and/or receipt by North Penn thereof, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Norwood, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of North Penn and the Financial Regulatory Reports of North Penn Bank, as applicable.

(b) Norwood.  Norwood will promptly notify North Penn of any material change in the normal course of business or the operations or properties of Norwood, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Norwood, the institution or threat of material litigation, claims, threats or causes of action involving Norwood and will keep North Penn fully informed of such events.

Section 5.3 Access to Properties; Personnel and Records; Systems Integration.

(a) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, each Party and the North Penn Subsidiaries, if any, shall permit the other Party or its agents reasonable access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to the other Party and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such Party, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which the other Party may have a reasonable interest, and each Party shall use their reasonable best efforts to provide to the other Party and its representatives access to the work papers of such Party.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, North Penn shall provide to Norwood with as much notice as possible of all special and regular meetings of the North Penn Board of Directors and committees thereof and North Penn will invite a Norwood representative to attend all such meetings and provide Norwood with a copy of the board packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter; provided, however, that any such Norwood representative shall, at the request of the North Penn Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to North Penn advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter.  North Penn shall provide information not less than weekly regarding the business activities and operations of North Penn and all Parties will establish procedures for coordinating and monitoring of transition activities.  No Party shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by North Penn prior to the date hereof; provided that each Party shall cooperate with the other Party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b) All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof.  Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c) From and after the date hereof, North Penn shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause North Penn’s data processing service providers to, cooperate and assist Norwood in connection with an electronic and systematic conversion of all applicable data regarding North Penn to Wayne’s system of electronic data processing.  In furtherance of, and not in limitation of, the foregoing, North Penn shall make reasonable arrangements during normal business hours to permit personnel and representatives of Wayne to train North Penn’s employees in Wayne’s system of electronic data processing as may be deemed necessary by Norwood. North Penn shall permit Norwood to train the North Penn employees during the one-month period before the anticipated Effective Time of the Merger with regard to Norwood’s operations, policies and procedures at Norwood’s sole cost and expense.  This training may take place at either North Penn’s branch offices or at Norwood’s corporate headquarters at such times to be determined in cooperation with North Penn and shall be conducted in a manner so as to not interfere with the business operations of North Penn.

Section 5.4 Registration Statement/Approval of Shareholders.

(a) Norwood agrees to prepare and file, as soon as practicable, the Form S-4 with the SEC in connection with the issuance of Norwood Common Stock in the Merger including the Proxy Statement/Prospectus and other proxy solicitation materials of North Penn constituting a part thereof and all related documents. North Penn shall prepare and furnish to Norwood such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and North Penn, and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld such Form S-4 prior to its filing. North Penn agrees to cooperate with Norwood and Norwood’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Proxy Statement/Prospectus. As long as North Penn has cooperated as described above, Norwood agrees to file, or cause to be filed, the Form S-4 and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of North Penn and Norwood agrees to use its commercially reasonable efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Norwood also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Form S-4 effective under the Securities Act, North Penn shall promptly mail at its expense the Proxy Statement/Prospectus to its shareholders.

(b) Each of North Penn and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of North Penn and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make therein not misleading.  Each of North Penn and Norwood further agree that if such party shall become aware prior to the Effective Time of the Merger of any information furnished by such party that would cause any of the statements in the Form S-4 or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of North Penn.

(c) Norwood agrees to advise North Penn, promptly after Norwood receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Norwood Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Norwood is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-4 or for additional information.

(d) North Penn will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “North Penn Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 70 days after the Form S-4 has been declared effective).  The Board of Directors of North Penn will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and North Penn will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, if (x) North Penn has complied in all material respects with its obligations under Section 5.2, (y) North Penn (1) has received a bona fide written proposal for an Acquisition Transaction not solicited in violation of Section 5.5 hereof from a third party that North Penn’s Board of Directors concludes in good faith after consultation with legal counsel constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by Norwood pursuant to clause (3) below, (2) has notified Norwood, at least five business days in advance, of its intention to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of North Penn’s Board of Directors that North Penn’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the North Penn Shareholders’ Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), specifying the material terms and conditions of any such Superior Proposal and furnishing to Norwood a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following North Penn’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with Norwood in good faith (to the extent that Norwood desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal for an Acquisition Transaction ceases to constitute a Superior Proposal and (z) North Penn’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the North Penn Shareholders’ Meeting it may submit the Agreement without recommendation, or following submission of the Agreement to stockholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

Section 5.5 No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby, North Penn shall not, and shall not permit or authorize any “Affiliate” (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by North Penn to directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Transaction” (as defined below) by any other party, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction, or (iii) furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing.  North Penn shall promptly notify Norwood orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction.  North Penn shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.5, in the event that, prior to obtaining shareholder approval of the Merger, North Penn receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the North Penn Board concludes in good faith (after consultation with its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction and (ii) such Acquisition Transaction constitutes a “Superior Proposal” (as defined below), North Penn may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, North Penn shall have entered into a confidentiality agreement with such third party on terms no less restrictive to North Penn than the confidentiality agreement with Norwood, and provided further that North Penn also shall provide to Norwood a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.5 to the extent not previously provided or made available to Norwood.  North Penn shall promptly advise Norwood orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto) and the identity of the person making any such Acquisition Transaction. North Penn shall (i) keep Norwood fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, (ii) provide to Norwood as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to North Penn or any North Penn subsidiary from any person that describes any of the terms or conditions of any Acquisition Transaction (including any draft acquisition agreement) and (iii) keep Norwood fully informed in all material respects of the status and details of any determination by North Penn’s Board of Directors with respect to any such Acquisition Transaction.

The term “Acquisition Transaction” shall, with respect to North Penn, mean any proposal for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with North Penn, (b) a purchase, lease or other acquisition of all or substantially all the assets of North Penn, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of North Penn, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of North Penn. “Superior Proposal” means an Acquisition Transaction which the Board of Directors of North Penn reasonably determines (after consultation with its financial advisor or another financial advisor of nationally recognized reputation) and legal counsel to be (i) more favorable to the shareholders of North Penn from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Norwood in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.6 Maintenance of Properties; Certain Remediation and Capital Improvements.  North Penn will use commercially reasonable efforts to maintain its respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.7 Environmental Audits.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, North Penn will, at Norwood’s expense, with respect to each parcel of real property that North Penn owns, procure and deliver to Norwood, an environmental audit, which audit shall be conducted by a firm reasonably acceptable to Norwood.

Section 5.8 Title Insurance.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, North Penn will, at Norwood’s expense, with respect to each parcel of real property that North Penn owns, procure and deliver to Norwood, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance insurable at regular rates by a title insurance company licensed to do business in the Commonwealth of Pennsylvania and by such insurance company reasonably acceptable to Norwood, which policy shall be free of all title defects that may materially interfere with the use of the property as a banking office.

Section 5.9 Surveys.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, North Penn, at Norwood’s expense, will procure and deliver to Norwood at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Norwood, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).  The Survey shall not disclose any survey defect or encroachment from or onto such real property that will materially limit or impede the continued operation of the facility for its intended use.

Section 5.10 Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Schedule 3.14(b), North Penn will obtain all Consents necessary to transfer and assign all right, title and interest of North Penn to Wayne and to permit the use and operation of the leased premises by Wayne as of the Closing.

Section 5.11 Compliance Matters.  Prior to the Effective Time of the Merger, North Penn shall take, or cause to be taken, all steps reasonably requested by Norwood to address any deficiencies in regulatory compliance by North Penn or the North Penn Subsidiaries; provided, however, neither Norwood nor Wayne shall be responsible for discovering, nor shall Norwood have any liability resulting from, such deficiencies or attempts to address them.

Section 5.12 Conforming Accounting and Reserve Policies.  Upon written confirmation from Norwood that all conditions to closing set forth in Articles 8 and 9 have been satisfied or waived, at the request of Norwood, North Penn shall immediately prior to Closing establish and take such reserves and accruals as Norwood reasonably shall request to conform North Penn’s loan, accrual, reserve and other accounting policies to the policies of Wayne.

Section 5.13 Support Agreements.  North Penn shall deliver to Norwood as of the date of the Agreement, a Support Agreement in form and substance as set forth at Exhibit A, executed by each director and executive officer (including Messrs. Hickman, Dziak and Byrne) of North Penn and North Penn Bank.

Section 5.14 Disclosure Controls.

(a) Between the date of this Agreement and the Effective Time of the Merger, (i) North Penn shall maintain disclosure controls and procedures that are effective to ensure that material information relating to North Penn and North Penn’s subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of North Penn to permit North Penn to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to North Penn’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect North Penn’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in North Penn’s internal controls; and (iii) North Penn shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b) Between the date of this Agreement and the Effective Time of the Merger, North Penn shall, upon reasonable notice during normal business hours, permit Norwood (a) to meet with the officers of North Penn and any North Penn subsidiary responsible for the financial statements of North Penn and each North Penn subsidiary and the internal control over financial reporting of North Penn and each North Penn subsidiary to discuss such matters as Norwood may deem reasonably necessary or appropriate concerning Norwood’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of North Penn and any North Penn subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to North Penn and each North Penn subsidiary’s operations with the controls and procedures and internal control over financial reporting of Norwood for purposes of assisting Norwood in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger.  North Penn shall, and shall cause its and each North Penn subsidiary’s respective employees and accountants to, fully cooperate with Norwood in the preparation, documentation, review, testing and all other actions Norwood deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.15 Bank Merger Agreement. Prior to the Effective Time, Wayne and North Penn Bank shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as Exhibit C.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, Norwood and North Penn shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of North Penn.  Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each Party hereto will furnish the other Party with all information concerning itself, the North Penn Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Employment and Employee Benefits Matters.

(a) The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Norwood or any of its affiliates and any officer or employee of North Penn or an obligation on the part of Norwood or any of its affiliates to employ any such officers or employees.

(b) Norwood will honor the employment agreements, severance agreements and other contracts entered into between North Penn and the North Penn Subsidiaries and its officers and employees as set forth at Schedule 6.3(b). Such Schedule 6.3(b) includes a calculation of the severance payment amount giving effect to such Addenda and supporting data as detailed in such Schedule calculated as of the date of this Agreement and to be updated in advance of the Effective Time of the Merger.

(c) Norwood shall merge the North Penn 401K plan into its 401K plan as soon as administratively feasible after the Effective Time.

(d) After the Merger, Norwood shall continue, except to the extent not consistent with law, North Penn’s health and welfare benefit plans, programs, insurance and other policies until such time as Norwood elects to take alternative action.  North Penn will assist Norwood before the Effective Time in reviewing such benefit plans and programs and will take such actions that may be requested by Norwood with respect to such plans to take effect not sooner than the Effective Time, unless otherwise consented to by North Penn.  In the event Norwood elects to terminate any of North Penn’s health and welfare benefit plans, programs, insurance and other policies, North Penn and North Penn Bank employees that continue as employees of North Penn, Norwood or Wayne after the Effective Time (“Continuing Employees”) will become eligible to participate in the medical, dental, health and disability plans maintained by Norwood or Wayne.  Norwood or Wayne, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such North Penn plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable North Penn medical, health, dental or disability plans, (ii) credit under such plans any current plan year deductible, co-payment and out-of-pocket expenses incurred by the employees and their covered dependents during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous North Penn Employee Benefit Plan prior to the enrollment date.

(e) Until the Effective Time, North Penn shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each North Penn or North Penn Bank qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time.  Norwood shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each North Penn or North Penn Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each North Penn or North Penn Bank qualified beneficiary who incurs a qualifying event before the Effective Time.

(f) Employees of North Penn (other than those who are parties to an employment, change of control or other type of agreement with North Penn which provides for severance) and of North Penn Bank as of the date of the Agreement who remain employed by North Penn or North Penn Bank as of the Effective Time and whose employment is terminated by North Penn, Norwood or Wayne (absent termination for cause as determined by the employer) within one year after the Effective Time shall receive severance pay equal to two weeks of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with North Penn or any of the North Penn Subsidiaries or any Person acquired by North Penn or any of the North Penn Subsidiaries and ending with such employee’s termination date with North Penn, Norwood or Wayne, with a minimum severance payment to an individual equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay.  Such severance pay will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at North Penn prior to the Effective Time.  If termination of any such employee’s employment occurs after the first anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at Norwood or Wayne, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time to North Penn or any of the North Penn Subsidiaries.

(g) Norwood and North Penn will cooperate in establishing a retention bonus plan for certain employees of North Penn and North Penn Bank who remain employed at North Penn, Norwood or Wayne for a period of up to six months after the Effective Time.  Prior to the Effective Time, North Penn and  Norwood shall mutually agree as to the proposed recipients of any retention bonuses, the amounts of any bonuses to be received by such recipients and the timing of such payments; provided, however, the aggregate retention bonus pool shall not exceed $50,000 and such bonuses shall be paid not later than six months after the Effective Time of the Merger to those recipients who remain employed by North Penn, Norwood or Wayne for the requisite time determined by mutual agreement of North Penn and Norwood.

(h) Subject to the occurrence of the Effective Time of the Merger, the North Penn Bank Employee Stock Ownership Plan (the “ESOP”) shall be terminated and all shares which have been allocated to participant accounts and held by the ESOP shall be converted into the right to receive the Merger Consideration.  All shares held by the ESOP which are unallocated as of the Effective Time of the Merger shall be converted into the right to receive the Cash Consideration. Any outstanding ESOP indebtedness shall be repaid from unallocated ESOP assets, and the balance remaining in the ESOP suspense account shall be allocated as earnings of the ESOP to participants in accordance with the terms of the ESOP.  Upon the termination of the ESOP, all ESOP participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined in accordance with the terms of the plan.  From and after the date of this Agreement, in anticipation of such termination and distribution, North Penn and its representatives before the Effective Time of the Merger, and Norwood and its representatives after the Effective Time of the Merger, shall use their best efforts to apply for and to obtain a favorable determination letter from the IRS on the tax-qualified status of the ESOP under Code Section 401(a) (the “Final Determination Letter”). If North Penn and its representatives, before the Effective Time of the Merger, and Norwood and its representatives after the Effective Time of the Merger, reasonably determine that the ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the ESOP to lose its tax-qualified status, North Penn before the Effective Time of the Merger, and Norwood after the Effective Time of the Merger, shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP participants, provided that the assets of the ESOP shall be held or paid only for the benefit of the ESOP participants, as determined on the Effective Time of the Merger, and provided further that in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly, to North Penn or to Norwood or any affiliate thereof. As soon as practicable after the receipt of the favorable determination letter from the IRS, distributions of the benefits under the ESOP shall be made to the ESOP participants.

(i) North Penn shall use its best efforts to cause the North Penn Charitable Foundation to: (a) vote any North Penn Common Stock held by such Foundation to vote such shares of North Penn Common Stock at any meeting of stockholders of North Penn and to vote such shares in proportion to the voting by the other stockholders of North Penn, and (b) expand the geographic designation of the community served by such Foundation to include all areas served by Wayne after the Effective Time of the Merger.

(j) Notwithstanding any of the foregoing, prior service with North Penn or North Penn Bank shall not be recognized by Norwood or Wayne for purposes of eligibility, vesting or benefit accrual under the Wayne Employee Stock Ownership Plan.

(k) Concurrent with the execution of this Agreement, Mr. Frederick Hickman shall have executed a Noncompetition Agreement substantially in the form attached as Exhibit E hereto.

(l) If required, North Penn shall use its best efforts to deliver executed Option and Cancellation Agreements from all holders of North Penn Options at or prior to the Effective Time of the Merger.

(m) Concurrent with the execution of this Agreement, Messrs. Hickman, Byrne and Dziak shall have executed an Addendum to their respective Employment Agreements in the form attached hereto as Exhibits B-1, B-2 and B-3 respectively.

Section 6.4 Indemnification.

(a) For a period of six (6) years after the Effective Time of the Merger, Norwood shall indemnify, defend and hold harmless each person entitled to indemnification from North Penn (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which North Penn would have been permitted under any applicable law and its Articles of Incorporation and Bylaws (and Norwood shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(b) After the Effective Time of the Merger, directors, officers and employees of North Penn, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of

Norwood and the North Penn Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Norwood or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Norwood may then make available to officers, directors and employees of Norwood and the North Penn Subsidiaries.

(c) Norwood shall use its best efforts (and North Penn shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of six (6) years after the Effective Time of the Merger North Penn’s existing directors’ and officers’ liability insurance policy (provided that Norwood may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii)with the consent of North Penn (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Norwood shall not be obligated to make premium payments for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to North Penn’s directors and officers, 150% of the annual premium payments on North Penn’s current policy, as in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwood shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

Section 6.5 Transaction Expenses of North Penn.

(a) Schedule 6.5(a) contains North Penn’s estimated budget of transaction-related expenses reasonably anticipated to be payable by North Penn in connection with this Agreement and the transactions contemplated thereunder, including any payments to be made in accordance with any employment agreements or bonus arrangements between any officer and North Penn to be made before or after the Effective Time of the Merger, based on facts and circumstances then currently known, the fees and expenses of counsel, accountants, investment bankers and other professionals.  North Penn shall use its best efforts to maintain expenses within the budget.

(b) Promptly after the execution of this Agreement, North Penn shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days.  North Penn shall review these invoices and track such expenses against the budget referenced above, and North Penn shall advise Norwood of such matters.

(c) North Penn shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month.  North Penn shall advise Norwood monthly of such invoices for professional services, disbursements and reimbursable expenses which North Penn has incurred in connection with this Agreement, and North Penn shall track such expenses against the budget referenced above.

(d) Not later than two business days prior to the Closing Date, North Penn shall provide Norwood with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  North Penn shall detail any variance of such transaction expenses to the budget set forth in North Penn Schedule 6.5(a).

Section 6.6 Press Releases.  Norwood and North Penn agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7 Prior Notice and Approval Before Payments To Be Made.  No payments shall be made by North Penn to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with North Penn, except to the extent that such intended payments (i) have been set forth in the North Penn Schedules furnished to Norwood at the date of this Agreement, (ii) are with prior written notice to Norwood of such intended payment, (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and North Penn satisfactory to Norwood in form and substance, and (iv) are with the consent of Norwood.  Prior to North Penn making any such payments to any officer or director, North Penn, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code and that such payment shall not exceed the deductibility limitations at Section 162(m) of the Code, and North Penn shall furnish Norwood with a detailed schedule related to such determination prior to making any such payments.

Section 6.8 Notification of Certain Matters.  Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of North Penn and Norwood shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9 Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.10 Board of Directors.  As soon as practicable after the Effective Time of the Merger, the Boards of Directors of Norwood and Wayne will be increased by one member with the new directorship to be filled by one individual serving on the Board of Directors of North Penn as of the date of this Agreement as North Penn and Norwood shall jointly select, provided such individuals meet the eligibility requirements of Norwood for service on its Board of Directors, including, without limitation, maximum age limitations.  All other individuals serving on the Board of Directors of North Penn who are not otherwise eligible for a severance or change in control payment as of the date of this Agreement shall be entitled to receive, after the Effective Time of the Merger, a retainer in the amount of $1,000 per month for an 18 month period in exchange for their efforts in promoting the combined entity after the Effective Time of the Merger.

Section 6.11 Tax Representation Letters/Tax Treatment.  Officers of North Penn and Norwood shall execute and deliver to Malizia Spidi & Fisch, PC, special counsel to Norwood, and to Kilpatrick Stockton LLP, special counsel to North Penn, Tax Representation Letters in the form agreed to by such law firms at such time or times as may be reasonably requested by such law firms including in connection with the filing of the Form S-4 and counsels’ delivery of the tax opinions required by Section 7.6 hereto.  None of the parties hereto will take any action that could prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Norwood, on the one hand, and North Penn, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of North Penn.

Section 7.2 Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3 Litigation.  There shall be no pending causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either Norwood or North Penn, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Norwood or North Penn, as the case may be.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4 Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Section 7.5 Listing.  The shares of Norwood Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.6 Tax Opinions. Norwood and North Penn shall have received opinions of Malizia Spidi & Fisch, PC and Kilpatrick Stockton LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to North Penn and Norwood, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Norwood and North Penn will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may rely on and require, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Norwood and North Penn reasonably satisfactory in form and substance as request by such counsel.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF NORWOOD

The obligation of Norwood to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties.  The representations and warranties of North Penn and North Penn Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than (i) the representations and warranties contained in Section 3.9(b)

which shall be true in all respects, and (ii)  the representations and warranties contained in Section 3.2(b)  and 3.6(a) which shall be true in all material respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on North Penn and its subsidiaries taken as a whole.

Section 8.2 Performance of Obligations.  North Penn and North Penn Bank shall have performed all covenants, obligations and agreements required to be performed by it in all material respects under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions.  North Penn shall have delivered to Norwood a certificate of the Chief Executive Officer of North Penn dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of North Penn under Article 3 of this Agreement.

Section 8.4 Absence of Adverse Facts.  There shall have been no determination by Norwood that any fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that, in the reasonable good faith judgment of Norwood, would have a Material Adverse Effect on North Penn or the consummation of the transactions contemplated by this Agreement.

Section 8.5 Consents Under Agreements.  North Penn shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of North Penn under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of Norwood, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.6 Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Norwood, any material adverse requirement upon Norwood or any Norwood subsidiary, including, without limitation, any requirement that Norwood sell or dispose of any significant amount of the assets of North Penn, or any other Norwood subsidiary.

Section 8.7 Certification of Claims.  North Penn shall have delivered a certificate to Norwood that other than as set forth in such certificate, North Penn is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of North Penn.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF NORTH PENN

The obligation of North Penn to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties.  The representations and warranties of Norwood and Wayne contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than (i) the representations and warranties contained in  Section 4.5 which shall be true in all material respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Norwood and its subsidiaries taken as a whole.

Section 9.2 Performance of Obligations.  Norwood and Wayne shall have performed in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions.  Norwood shall have delivered to North Penn a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Norwood under Article 4 of this Agreement.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a) by the mutual consent in writing of the Boards of Directors of Norwood and North Penn; or

(b) by the Board of Directors of Norwood or North Penn if the Merger shall not have occurred on or prior to October 31, 2011, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b);

(c) by the Board of Directors of Norwood or North Penn (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of North Penn and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of North Penn and Section 9.1 of this Agreement in the case of Norwood; or

(d) by the Board of Directors of Norwood or North Penn (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of North Penn and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e) by the Board of Directors of Norwood or North Penn in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of North Penn fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at North Penn’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(f) by the Board of Directors of Norwood or North Penn (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of North Penn and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g) by the Board of Directors of Norwood, (a) if North Penn fails to hold its shareholder meeting to vote on the Agreement within the time frame set forth in Section 5.4 hereof, or (b) if North Penn’s Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of North Penn vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Norwood its recommendation that the shareholders of North Penn vote in favor of the adoption of this Agreement or publicly discloses its intent to do so.

(h) By the Board of Directors of North Penn prior to obtaining shareholder approval of the Merger, in the event that, after it has received a Superior Proposal in compliance with Section 5.5 hereof and otherwise complied with its obligations under Section 5.5, the Board makes the determination in good faith based on the advice of legal counsel that such action of accepting such Superior Proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that North Penn is not in breach of the provisions of this Agreement, including, but not limited to Section 5.5 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a Superior Proposal (as defined in Section 5.5) provided, however, that this Agreement may be terminated by North Penn pursuant to this Section 10.1(h) only after the fifth calendar day following Norwood’s receipt of written notice from North Penn advising Norwood that North Penn is prepared to enter into an acquisition agreement with respect to such Superior Proposal, and only if, (i) during such five-calendar day period, North Penn has caused its financial and legal advisors to negotiate with Norwood in good faith to make such adjustments in the terms and conditions of this Agreement such that that such Superior Proposal would no longer constitute a Superior Proposal and (ii) North Penn’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with legal and financial advisors that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Norwood, and (iii) North Penn has paid the Termination Fee set forth in Section 10.2.

(i) by the Board of Directors of North Penn, if the North Penn Board of Directors so determines by a majority vote of the members of the entire North Penn Board of Directors, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1) The Norwood Market Value on the Determination Date is less than 80% of the Initial Norwood Market Value; and

(2)  the number obtained by dividing the Norwood Market Value on the Determination Date by the Initial Norwood Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If North Penn elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Norwood.  During the five business day period commencing with its receipt of such notice, Norwood shall have the option, at its sole discretion, of paying additional Merger Consideration by increasing the Stock Consideration to equal the lesser of:  (A) the quotient  the numerator of which is equal to the product of the Initial Norwood Market Value, the Stock Consideration (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is the Norwood Market Value on the Determination Date or (B) the quotient obtained by dividing the Initial Norwood Market Value by the Norwood Market Value on the Determination Date and multiplying the quotient by the product of the Stock Consideration (as then in effect) and 0.80.  If within such five business day period, Norwood delivers written notice to North Penn that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this

Section 10.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration shall have been so modified).

For purposes of this Section 10.1(i) only, the following terms shall have the meanings indicated below:

“Determination Date” means the first date on which all Consents of Regulatory Authorities (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price divided by the Initial Index Price.

“Initial Norwood Market Value” means $28.00, adjusted as indicated in the last sentence of this Section 10.1(i).

“Initial Index Price” means the closing value of the Index as of December 14, 2010.

“Final Index Price” means the average of the daily closing values of the Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Norwood Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Norwood Common Stock as reported on the Nasdaq Stock Market for the twenty consecutive trading days immediately preceding such specified date.

If Norwood or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

Section 10.2 Effect of Termination; Termination Fee.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b) If, after the date of this Agreement, Norwood terminates this Agreement in accordance with Section 10.1(g) or North Penn terminates this Agreement pursuant to Section 10.1(h), North Penn shall be obligated to pay Norwood a fee of $1,125,000 as an agreed-upon termination fee in immediately available funds within one (1) business day of such termination (the “Termination Fee”).  In addition, if, after a proposal for an Acquisition Transaction has been publicly announced by any person or entity, Norwood terminates this Agreement pursuant to

Section 10.1(d) or Section 10.1(e)(ii), North Penn shall be obligated to pay Norwood a fee of $500,000 in immediately available funds within one business day of such notice of termination as reimbursement for its time and expenses associated with negotiating this Agreement, and if an Acquisition Transaction is consummated or a definitive agreement is entered into by North Penn relating to an Acquisition Transaction, in either case, within eighteen (18) months of the termination of this Agreement pursuant to Section 10.1(e)(ii), North Penn shall be obligated to pay Norwood the Termination Fee, less any amounts previously paid at the time this Agreement was terminated.

(c) North Penn and Norwood agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3 Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Norwood, Wayne, North Penn and North Penn Bank.

Section 10.4 Waivers.  Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Norwood, on the one hand, and North Penn, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Norwood or North Penn shall not survive the Effective Time of Merger, except that Section 5.3(b), Section 6.4 and Section 10.2 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Norwood, North Penn (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Norwood or North Penn contained herein shall be deemed to be terminated or extinguished so as to deprive Norwood, on the one hand, and North Penn, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Norwood or North Penn and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any federal, state or local law, common law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, opinion, agency requirement or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, exposure to or disposal of any Hazardous Material, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Hazardous Material” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law;.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the executive officers and directors of such Person and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” means any property in which North Penn or any of the North Penn Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (with respect to (C), (D) and (E), to the extent the effect of a change on such Party is not substantially disproportionate to the effect on comparable U.S. banking organizations) (A) the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, (B) the effect of incurring and paying reasonable expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (C) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (D) changes in GAAP or the interpretation thereof after the date hereof, (E) changes in the economy or financial markets, including changes in market interest rates, and (F) any action taken by Norwood or North Penn at the written request of the other.

 “Participation Facility” means any facility in which North Penn or any subsidiary has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 40 C.F.R.  § 300.1100(c).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OTS, and all state regulatory agencies having jurisdiction over the Parties, the Financial Institution Regulatory Authority, all national securities exchanges and the SEC.

Section 11.2 Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement among Norwood, Wayne, North Penn and North Penn Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral with the exception of the Confidentiality Agreement between Norwood and North Penn which will survive the execution and delivery of this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors.  Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight delivery service or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to North Penn:

North Penn Bank
216 Adams Avenue
Scranton, Pennsylvania  18503
Attention:  Frederick L. Hickman, President
Facsimile No.:  (540) 983-0339

With a copy to:

Kilpatrick Stockton LLP
607 14th Street, NW
Washington, DC  20005
Attn:  Aaron Kaslow
Facsimile No.  (202) 204-5600

If to Norwood, then to:

Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431
Attention:  Lewis J. Critelli, President
Facsimile No.:  (570) 253-2732

With a copy to:

Malizia Spidi & Fisch, PC
1227 25th Street, NW
Suite 200 West
Washington, DC 20037
Attention:  James C. Stewart, Esq.
Facsimile No.: (202) 434-4661

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) upon transmission when made by facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.4 Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.  Upon such a determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

Section 11.5 Costs and Expenses.  Except as otherwise set forth herein, expenses incurred by North Penn on the one hand and Norwood on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6 Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8 Persons Bound; No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Norwood to a subsidiary of Norwood; provided that Norwood remains primarily liable for all of its obligations under the Agreement.

Section 11.9 Governing Law.  This Agreement is made and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10 Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver.  The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.  The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12 Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

Section 11.13 Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

NORWOOD FINANCIAL CORP.

	By:	/s/ Lewis J. Critelli
Name: Lewis J. Critelli
ATTEST:		Title: President and CEO
/s/ Edward C. Kasper
Name: Edward C. Kasper
Its Secretary

WAYNE BANK

	By:	/s/ Lewis J. Critelli
Name: Lewis J. Critelli
ATTEST:		Title: President and CEO
/s/ Edward C. Kasper
Name: Edward C. Kasper
Its Secretary

NORTH PENN BANCORP, INC.

	By:	/s/ Frederick L. Hickman
Name: Frederick L. Hickman
ATTEST:		Title: President/CEO
/s/ Bridget A. Orue
Name: Bridget A. Orue
Its Asst. Secretary

NORTH PENN BANK

	By:	/s/ Frederick L. Hickman
Name: Frederick L. Hickman
ATTEST:		Title: President/CEO
/s/ Bridget A. Orue
Name: Bridget A. Orue
Its Asst. Secretary

EXHIBIT A
FORM OF SUPPORT AGREEMENT

                    , 2010

Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431

Gentlemen and Ladies:

Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank (“Wayne”) on the one hand and North Penn Bancorp, Inc. (“North Penn”) and its wholly owned subsidiary North Penn Bank (“North Penn Bank”), on the other, intend to enter into an Agreement and Plan of Merger (the “Agreement”) whereby North Penn will merge with and into Norwood (the “Merger”) and shareholders of North Penn will receive the Merger Consideration as set forth in the Agreement as of the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

In order to induce Norwood to enter into the Agreement and, intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)           I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of North Penn common stock over which I have sole or shared voting power whether now owned or hereafter acquired, and I agree that I shall vote such shares against approval or adoption of any other merger, business combination, recapitalization, liquidation or other similar transaction involving North Penn to which Norwood is not a party thereto and is presented for approval or adoption by the shareholders of North Penn.  Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)           Through the earliest to occur of the completion of the Merger or termination of the Agreement in accordance with its terms, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of North Penn common stock over which I have sole or shared dispositive power, except to the extent  permitted by paragraph (g) hereof.

(c)            I have beneficial ownership over the number of shares of North Penn common stock, and hold stock options for the number of shares of North Penn common stock, if any, set forth in Appendix A hereto.

(d)           I agree that North Penn shall not be bound by any attempted sale of any shares of North Penn common stock over which I have sole voting and dispositive power, and North Penn’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

(e)           I agree that, if I exercise any options to purchase North Penn common stock, I will not sell any of the shares of North Penn common stock so acquired except as part of a cashless exercise transaction with North Penn that does not involve any market sale of any North Penn securities and that the remaining shares held shall be subject to paragraph (b).

(f)           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(g)           I may transfer any or all of the shares of North Penn common stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Norwood an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of North Penn common stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements.

(h)           I agree that I will not make any public statements with respect to the Merger or the Agreement contrary to or inconsistent with the statements made by North Penn in support of the Merger or of the North Penn Board of Directors’ recommendation to shareholders to vote in favor of the Agreement and the Merger.  In no event will I recommend or advise any shareholder of North Penn not to vote in favor of the Agreement or the Merger or not to vote their shares at the shareholders’ meeting at which the Agreement will be considered, nor will I recommend or advise any North Penn shareholder to sell their North Penn common stock prior to the Effective Time of the Merger.  Further, I agree that I will not recommend or advise any party to vote shares of North Penn common stock at any meeting of shareholders of North Penn for a transaction involving North Penn to which Norwood is not a party.

(i)           I irrevocably agree not to engage in any Competition (as defined below) with Norwood, Wayne, North Penn or North Penn Bank or any affiliate or subsidiary of any of the foregoing ( the “Companies”) for a period of eighteen months after the Closing of the Merger.   For purposes of this Letter Agreement, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than five percent (5%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the Commonwealth of Pennsylvania in the counties of Lackawanna and Monroe and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, lease financing, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

Such restriction shall not limit my ability to provide legal services to such Financial Services Companies or to lease or sell real property to such entities.  In exchange for my agreement not to engage in any Competition, as detailed above, during the one year period immediately following the Closing Date of the Transaction, I understand and irrevocable accept that Norwood will pay me the sum of $1,000 per month for a period of 18 months following the completion of the Merger. [Such payment is applicable to the North Penn directors not otherwise serving on the Norwood Board];

(j)           I am signing this Letter Agreement solely in my capacity as a shareholder of North Penn and as an optionholder if I am an optionholder and/or as an awardee of restricted stock if I am such an awardee, and not in any other capacity, such as a director or officer of North Penn or as a fiduciary of any trusts in which I am not a beneficiary.  Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of North Penn common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on North Penn’s Board of Directors or as an officer of

North Penn, acting in my capacity as a director, officer or fiduciary of North Penn or as fiduciary of any trust of which I am not a beneficiary.

This Letter Agreement shall be effective upon acceptance by Norwood.   This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger (except that the provisions of Paragraph (i) shall survive the consummation of the Merger in accordance with their terms) and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Norwood’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Letter Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Letter Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Letter Agreement.

This Letter Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

Date:_________________________

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed: Norwood Financial Corp.
By:

Appendix A
Number of Shares Held:
Shares:_____________________
This amount includes:
                     shares over which I have sole voting power
                     shares over which I have shared voting power
                     shares over which I have sole dispositive power
                     shares over which I have shared dispositive power

Number of Shares of North Penn Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record
(specify if owned beneficially or of record)

Exhibit B-1

ADDENDUM TO THE

NORTH PENN BANK AND NORTH PENN BANCORP, INC.
FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS ADDENDUM (this “Addendum”) to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and among Frederick L. Hickman (the “Executive”) and North Penn Bank (“Bank” and North Penn Bancorp, Inc. (“Bancorp”) dated May 28, 2008 (“Agreement”), is made by and among the Executive, the Bank, Bancorp and Norwood Financial Corp. (“Norwood“) as of December __, 2010 (“Effective Date”).

WHEREAS, the Executive is currently employed by the Bank and Bancorp as President and Chief Executive Officer, and is experienced in certain phases of the business of the Bank and Bancorp; and

WHEREAS, the parties desire to set forth certain modifications to the Agreement as set forth in this Addendum prior to execution of an Agreement and Plan of Merger by and between Norwood, Wayne Bank, Bancorp and the Bank (the “Merger Agreement”), with this Addendum to be effective as of the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound do hereby agree, that in exchange for the good and valuable consideration to be paid by Norwood, the Bank and Bancorp, this Addendum by and among the Bank, Bancorp, Norwood and the Executive, is hereby made, as follows:

1.	Payment Calculation Limits.

a)
Notwithstanding anything herein or in the Agreement to the contrary, in the calculation of any payments due to the Executive in accordance with Section 5(c) of the Agreement, compensation attributable to the Executive as a result of the exercise of any stock options to acquire Bancorp common stock or the sale of any stock received upon the exercise of any incentive stock options resulting in a disqualifying disposition (in each case where such transaction occurs after October 1, 2010) shall not be taken into account in the calculation of such payment.

b)
Notwithstanding anything herein or in the Agreement to the contrary, in the calculation of any payments due to the Executive in accordance with Section 5(c) of the Agreement, the maximum amount of such payment to be made to the Executive in accordance with such Section 5(c) shall be $_______.

2.	Execution of Release Agreement.

Notwithstanding anything herein or in the Agreement to the contrary, the Executive shall execute and deliver a Release Agreement between the Executive, the Bancorp, the Bank and Norwood substantially in the form attached hereto as Exhibit A to the Bancorp, the Bank and Norwood not later than eight business days prior to the date of the merger of Bancorp with and into Norwood.

3.   Addendum to SERP.

Attached hereto as Appendix A. is an Addendum to the North Penn Bank Supplemental Executive Retirement Plan for the Benefit of Frederick L. Hickman (“SERP”).

4.   Termination of the Merger Agreement.

In the event that the Merger Agreement is terminated by the parties prior to the consummation of the merger between Norwood and Bancorp, then this Addendum shall automatically terminate as of the date of such termination of the Merger Agreement, and thereafter this Addendum will be of no further force and effect.

5.   Defined Terms.

Capitalized terms set forth in this Addendum shall have such meaning as defined herein, and if not otherwise defined, then as defined in the Agreement.  Except as otherwise set forth herein, the Agreement shall remain in full force and effect as otherwise written.

THE REMAINDER OF THIS PAGE IS BLANK.

SIGNATURE PAGES FOLLOWS.

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IN WITNESS WHEREOF, the parties have executed this Addendum to the Agreement as of the date first written above.

Witness	Frederick L. Hickman, Executive

NORTH PENN BANCORP, INC.

ATTEST:	By:

Secretary

NORTH PENN BANK

ATTEST:	By:

Secretary

NORWOOD FINANCIAL CORP.

ATTEST:	By:

Secretary

Exhibit B-2

ADDENDUM TO THE

NORTH PENN BANK AND NORTH PENN BANCORP, INC.
FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS ADDENDUM (this “Addendum”) to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and among Thomas A. Byrne (the “Executive”) and North Penn Bank (“Bank”) and North Penn Bancorp, Inc. (“Bancorp”) dated January 4, 2008 (“Agreement”), is made by and among the Executive, the Bank, Bancorp and Norwood Financial Corp. (“Norwood“) as of December __, 2010 (“Effective Date”).

WHEREAS, the Executive is currently employed by the Bank and Bancorp as Senior Vice President, and is experienced in certain phases of the business of the Bank and Bancorp; and

WHEREAS, Norwood contemplates acquiring Bancorp pursuant to the Agreement and Plan of Merger (“Merger Agreement”) by and among the Bank, Bancorp, and Norwood, dated December 14, 2010; and

WHEREAS, the parties desire to set forth certain modifications to the Agreement as set forth in this Addendum prior to execution of the Merger Agreement, with this Addendum to be effective as of the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound do hereby agree, that in exchange for the good and valuable consideration to be paid by Norwood, the Bank and Bancorp, this Addendum by and among the Bank, Bancorp, Norwood and the Executive, is hereby made, as follows:

1.	Additional Compensation Payments.

In order to induce the Executive to execute this Addendum and to be bound by its terms, including the provisions contained herein at Section 2, and to remain in the employment with the Bank and Bancorp through the date of the merger of Bancorp and Norwood (“Merger Date”), and to commence employment with Norwood as of the Merger Date and to remain employed with Norwood thereafter, Norwood shall make the following additional payments to the Executive as follows:

a.	Provided that the Executive is an employee in good standing with Norwood as of the date that is one (1) month following the Merger Date, Norwood shall pay the Executive the sum of $______; and

b.	Provided that the Executive is an employee in good standing with Norwood as of the date that is twelve (12) months following the Merger Date, Norwood shall pay the Executive the sum of $______;

2.	Non-Competition and Non-Solicitation Limitations.

During the period commencing on the Effective Date and ending on the later of: (I)  one year following the Merger Date, or (II) three months following the Executive’s termination of employment with Norwood, the Executive agrees not to engage in any Competition (as defined below) with Norwood, Wayne Bank (“Wayne”), Bank or Bancorp or any affiliate or subsidiary of any of the foregoing ( the “Companies”).  For purposes of this Addendum, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the Commonwealth of Pennsylvania in the counties of Lackawanna, Wayne, Pike and Monroe and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking or lease financing, by business entities, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

3.	Other Matters.

a.           Perquisites.                      After the Merger Date, Norwood will maintain membership at the Glen Oak Country Club or reimburse the Executive for such costs in order to facilitate use of such facilities to promote the business of Norwood.  After the Merger Date, the Executive will have continued use of the company vehicle maintained by the Bancorp or the Bank as of the Effective Date for the Executive’s business use, including payment for insurance, maintenance and fuel.

b.           Payment Calculation Limits.  Notwithstanding anything herein or in the Agreement to the contrary, in the calculation of any payments due to the Executive in accordance with Section 5(c) of the Agreement, compensation attributable to the Executive as a result of the exercise of any stock options to acquire Bancorp common stock or the sale of any stock received upon the exercise of any incentive stock options resulting in a disqualifying disposition (in each case where such transaction occurs after October 1, 2010) shall not be taken into account in the calculation of such payment.

c.           Termination of the Merger Agreement.  In the event that the Merger Agreement is terminated by the parties prior to the Merger Date, then this Addendum shall automatically terminate as of the date of such termination of the Merger Agreement, and thereafter be of no further force and effect.

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4.           Defined Terms.

Capitalized terms set forth in this Addendum shall have such meaning as defined herein, and if not otherwise defined, then as defined in the Agreement.  Except as otherwise set forth herein, the Agreement shall remain in full force and effect as otherwise written.

THE REMAINDER OF THIS PAGE IS BLANK.

SIGNATURE PAGES FOLLOWS.

3

IN WITNESS WHEREOF, the parties have executed this Addendum to the Agreement as of the date first written above.

Witness	Thomas A. Byrne, Executive

NORTH PENN BANCORP, INC.

ATTEST:	By:

Secretary

NORTH PENN BANK

ATTEST:	By:

Secretary

NORWOOD FINANCIAL CORP.

ATTEST:	By:

Secretary

Exhibit B-3

ADDENDUM TO THE

NORTH PENN BANK AND NORTH PENN BANCORP, INC.

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS ADDENDUM (this “Addendum”) to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and among Thomas J. Dziak (the “Executive”) and North Penn Bank (“Bank”) and North Penn Bancorp, Inc. (“Bancorp”) dated January 4, 2008 (“Agreement”), is made by and among the Executive, the Bank, Bancorp and Norwood Financial Corp. (“Norwood“) as of December __, 2010 (“Effective Date”).

WHEREAS, the Executive is currently employed by the Bank and Bancorp as Senior Vice President, and is experienced in certain phases of the business of the Bank and Bancorp; and

WHEREAS, Norwood contemplates acquiring Bancorp pursuant to the Agreement and Plan of Merger (“Merger Agreement”) by and among the Bank, Bancorp, and Norwood, dated December 14, 2010; and

WHEREAS, the parties desire to set forth certain modifications to the Agreement as set forth in this Addendum prior to execution of the Merger Agreement, with this Addendum to be effective as of the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound do hereby agree, that in exchange for the good and valuable consideration to be paid by Norwood, the Bank and Bancorp, this Addendum by and among the Bank, Bancorp, Norwood and the Executive, is hereby made, as follows:

1.	Non-Competition and Non-Solicitation Limitations.

During the period commencing on the Effective Date and ending on the later of (I) four (4) months following the date of the merger of Bancorp with and into Norwood (“Merger Date”), or (II) three (3) months following the Executive’s termination of employment with Norwood, Executive agrees not to engage in any Competition (as defined below) with Norwood, Wayne Bank (“Wayne”), Bank or Bancorp or any affiliate or subsidiary of any of the foregoing ( the “Companies”).  For purposes of this Addendum, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the Commonwealth of Pennsylvania in the counties of Lackawanna, Wayne, Pike and Monroe and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking or lease financing, by business entities, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  Competition shall also mean engaging in efforts to recruit any employee of the

Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

2.	Other Matters.

a.
Payment Calculation Limits.  Notwithstanding anything herein or in the Agreement to the contrary, in the calculation of any payments due to the Executive in accordance with Section 5(c) of the Agreement, compensation attributable to the Executive as a result of the exercise of any stock options to acquire Bancorp common stock or the sale of any stock received upon the exercise of any incentive stock options resulting in a disqualifying disposition (in each case where such transaction occurs after October 1, 2010) shall not be taken into account in the calculation of such payment.

b.
Termination of the Merger Agreement.  In the event that the Merger Agreement is terminated by the parties prior to the Merger Date, then this Addendum shall automatically terminate as of the date of such termination of the Merger Agreement, and thereafter be of no further force and effect.

3.           Execution of Release Agreement.

Notwithstanding anything herein or in the Agreement to the contrary, the Executive shall execute and deliver a Release Agreement between the Executive, the Bancorp, the Bank and Norwood substantially in the form attached hereto as Exhibit A to the Bancorp, the Bank and Norwood not later than eight business days prior to the date of the merger of Bancorp with and into Norwood.

4.           Defined Terms.

Capitalized terms set forth in this Addendum shall have such meaning as defined herein, and if not otherwise defined, then as defined in the Agreement.  Except as otherwise set forth herein, the Agreement shall remain in full force and effect as otherwise written.

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IN WITNESS WHEREOF, the parties have executed this Addendum to the Agreement as of the date first written above.

Witness	Thomas J. Dziak, Executive

NORTH PENN BANCORP, INC.

ATTEST:	By:

Secretary

NORTH PENN BANK

ATTEST:	By:

Secretary

NORWOOD FINANCIAL CORP.

ATTEST:	By:

Secretary

Exhibit C
FORM OF
PLAN OF BANK MERGER

This PLAN OF MERGER (“Plan of Merger”) is made and entered into as of this ____ day of __________, 2011, by and between WAYNE BANK, a Pennsylvania chartered commercial bank having its principal place of business at 717 Main Street, Honesdale, Pennsylvania 18431, and NORTH PENN BANK, a Pennsylvania chartered stock savings bank having its principal place of business at 216 Adams Street, Scranton, Pennsylvania 18503.

WITNESSETH

WHEREAS, as of ______, North Penn Bank had total assets of approximately $____ million and had _________ shares of common stock outstanding, par value $_____ per share, all of the issued and outstanding shares of which are owned by North Penn Bancorp, Inc. (“North Penn”);

WHEREAS, as of ____, Wayne Bank had total assets of $____ million and had __________ shares of common stock outstanding, par value $1.00 per share, all of the issued and outstanding shares of which are owned by Norwood Financial Corp. (“Norwood”);

WHEREAS, the respective Boards of Directors of Wayne Bank and North Penn Bank have determined that the merger of North Penn Bank with and into Wayne Bank, under and pursuant to the terms and conditions set forth or referred to herein (said transaction being hereinafter referred to as the “Merger”), would be in the best interest of the respective institutions, and their shareholders; and

WHEREAS, on December __, 2010, North Penn and Norwood entered into an Agreement and Plan of Merger contemplating the merger of North Penn with and into Norwood;

WHEREAS, in connection with and subject to the consummation of the merger between North Penn and Norwood contemplated in the foregoing, North Penn Bank and Wayne Bank have agreed upon the terms and conditions of the Merger as set forth herein and the respective Boards of Directors of North Penn Bank and Wayne Bank have adopted resolutions approving this Plan of Merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Plan of Merger, the parties to this Plan of Merger hereby agree as follows:

ARTICLE I

Terms and Conditions of the Merger

1.1.           In General.  Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as defined herein), North Penn Bank shall be merged with and into Wayne Bank pursuant to the provisions of, and with the effect provided in, the Banking Code of 1965 of the Commonwealth of Pennsylvania and 12 U.S.C. § 1828(c)(2)(C). North Penn Bank and Wayne Bank may be collectively referred to herein as the “Merging Banks.”

1.2.           Effect of Merger.  On the Effective Date, the separate existence of North Penn Bank shall cease and Wayne Bank, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall continue to operate under the name “Wayne Bank” (Wayne Bank as existing on and after the Effective Date being hereinafter sometimes referred to as the “Surviving Institution”).

1.3.           Business of the Surviving Institution.  The business of the Surviving Institution shall be that of a Pennsylvania chartered commercial bank and shall be conducted at the main office of the Surviving Institution, which shall be located at 717 Main Street, Honesdale, Pennsylvania, 18431, and at its legally established branches, including the branches the Surviving Institution acquires from North Penn Bank as a result of the Merger.

ARTICLE II

Effective Date

2.1.           Effective Date of Merger.  A certified copy of this Plan of Merger, Articles of Merger, and of the approval of the Pennsylvania Department of Banking evidencing the transactions contemplated herein shall be delivered for filing to the Department of State of the Commonwealth of Pennsylvania as provided in Section 1605 of the Banking Code of 1965 of the Commonwealth of Pennsylvania.  The Merger shall be effective at the time and on the date specified in the Articles of Merger (such date and time being herein referred to as the “Effective Date”), which shall not be earlier than the effective date of the merger between Norwood and North Penn.

2.2.           As of the Effective Date:

(a)            North Penn Bank shall be merged into Wayne Bank and be continued in the Surviving Institution.

(b)           In accordance with Sections 1606 of the Banking Code of 1965 of the Commonwealth of Pennsylvania, and Section 1929 of the Business Corporation Law of

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1988 of the Commonwealth of Pennsylvania, all of the property, assets and rights of every kind and character of North Penn Bank (including, without limitation, all real, personal or mixed property, all debts due on accounts, all other choses in action and all and every other interest of or belonging to or due North Penn Bank, whether tangible or intangible) shall be transferred to and vest in Wayne Bank, and Wayne Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public and private nature (including all trust and fiduciary properties, powers and rights) of North Penn Bank, all without conveyance, assignment or further act or deed; and Wayne Bank shall become responsible for all of the liabilities, duties and obligations of every kind and description (including duties as trustee or fiduciary) of North Penn Bank as of the Effective Date.

(c)           The Surviving Institution shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Merging Banks existing immediately prior to the Effective Date, to the extent provided by law.

ARTICLE III

Cancellation of North Penn Bank Common Stock

As of the Effective Date, each outstanding share of the common stock of Wayne Bank shall remain outstanding as a share of common stock of the Surviving Institution and each outstanding share of common stock of North Penn Bank shall be cancelled and retired with no consideration to be issued or paid in exchange therefor.

ARTICLE IV

Board of Directors of the Surviving Institution

As of the Effective Date, the following named persons shall serve on the Board of Directors of the Surviving Institution until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

Lewis J. Critellli, Jr.	Richard L. Snyder
William W. Davis, Jr.	Dr. Kenneth A. Phillips
Daniel J. O’Neill	John E. Marshall
Ralph A. Matergia	Susan Gumble-Cottell
Dr. Andrew A. Forte

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ARTICLE V

Articles of Incorporation and
Bylaws of Surviving Institution

The Articles of Incorporation and the Bylaws of Wayne Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the Bylaws of the Surviving Institution.

ARTICLE VI

General Provisions

6.1.           Entire Agreement.  This Plan of Merger contains the entire agreement between the parties with respect to the transaction contemplated hereunder, and supersedes any and all prior arrangements or understandings with respect thereto.  This Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6.2.           Amendment.  At any time before the Effective Date, the Merging Banks, by mutual consent of their respective Boards of Directors, may amend this Plan of Merger.

6.3.           Termination.  At any time before the Effective Date, this Plan of Merger may be terminated by mutual consent of the parties, notwithstanding any prior shareholder vote or approval by mutual consent of the Boards of Directors of the Merging Banks; provided, however, that this Plan of Merger shall automatically terminate upon any termination of the Agreement and Plan of Merger, dated as of December __, 2010, by and between North Penn and Norwood.

6.4           Shareholder Vote.  This Plan of Merger shall be subject to the approval, ratification and confirmation by the affirmative vote of the shareholder of each of the Merging Banks.

6.5.           Applicable Law.  This Plan of Merger shall be governed by the laws of the Commonwealth of Pennsylvania.

6.6.           Headings.  The headings contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

6.7.           Counterparts.  This Plan of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                IN WITNESS THEREOF, each of the Merging Banks has caused this Plan of Merger to be executed by their respective duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	NORTH PENN BANK

By:	By:
Name:
Title:

[SEAL]

ATTEST:	WAYNE BANK

By:	By:
Name:
Title:

[SEAL]

Exhibit D

NORTH PENN BANCORP, INC
OPTION CANCELLATION AND RELEASE AGREEMENT

This Stock Option Cancellation Agreement (the “Cancellation Agreement”) is made and entered into on ___________, 2011 (“Effective Time”) by and between _________ (the “Option Holder”) and North Penn Bancorp, Inc. (“NPB”).

WHEREAS, NPB, North Penn Bank, Norwood Financial Corp., and Wayne Bank have entered into an Agreement and Plan of Merger, dated as of December __, 2010 (the “Merger Agreement”); and

WHEREAS, the Option Holder is the holder of options (“Options”) to purchase shares of common stock of NPB (“Common Stock”) as evidenced by a Stock Option Agreement between NPB and the Option Holder; and

WHEREAS, the Option Holder was awarded the following Options; and

Plan	Date of Award	Number of Options	Exercise Price	Cashout

WHEREAS, pursuant to Section 2.3 of the Merger Agreement, the Options held as of the Effective Time of the Merger (as such terms are defined in the Merger Agreement and used herein) shall be cancelled in exchange for a cash payment equal to the product of (i) the excess, if any, of $19.12 over the per share exercise price for such Option and (b) the number of shares subject to such Option (as detailed above); and

WHEREAS, NPB shall make such cash payments immediately prior to the Effective Time of the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

Option Holder hereby surrenders the above number of Options that Option Holder holds as of the date of this Cancellation Agreement in exchange for the cash payment from the Company in an amount equal to the product of (a) the number of shares subject to such Option and (b) a dollar amount equal to: (i) $19.12 less (ii) the exercise price for such Option, less any required tax withholding payments, and further agrees that all obligations of the Company hereunder and under the Options and related stock option agreements or other agreements shall be extinguished thereafter.  Further, the Option Holder certifies that such payment is received in exchange for all Options held by the Option Holder as of the Effective Time of the Merger, and that the Option Holder hereby waives any claim for compensation for any other Options or rights to purchase shares of Common Stock of NPB awarded by NPB to the Option Holder at any time prior to the  Effective Time of the Merger.

This Cancellation Agreement constitutes the entire understanding between NPB and the Option Holder relating to the Options and supersedes any matters to the contrary that may be contained in any other agreement, plan or document relating to the Options.  No amendments or additions to this Cancellation Agreement shall be binding unless made in writing and signed by both parties hereto.  If for any reason the merger is not consummated, this Cancellation Agreement shall be null and void and of no force or effect.  This Cancellation Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that Federal law shall be deemed to preempt such state laws.

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NORTH PENN BANCORP, INC.

By:           ________________________________
Its:           ________________________________

_________________________                                      ________________________________
Witness

Exhibit E
NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Non-Solicitation and Non-Competition Agreement (this “Agreement”) dated December __, 2010 between Norwood Financial Corp., a Commonwealth of Pennsylvania corporation with a principal place of business located in Honesdale, Pennsylvania and Frederick L. Hickman (“Mr. Hickman”).

WHEREAS, the Company, Wayne Bank, North Penn Bancorp (“NPB”), and North Penn Bank (“NP Bank”) (collectively, the “Companies”) have entered into an Agreement and Plan of Merger whereby NPB will merge with the Company and NP Bank will merge with and into Wayne Bank (collectively, the “Transaction”); and

WHEREAS, as part of the Transaction, the Company wishes to enter into this Agreement to facilitate the protection of its investment in NPB, and Mr. Hickman wishes to enter into this Agreement in order to assist NPB and its stockholders in maximizing NPB's shareholder value in entering into the Transaction; and

WHEREAS, Mr. Hickman is currently serving as the President and Chief Executive Officer of NPB and NP Bank, and the Company recognizes the specialized knowledge and expertise of Mr. Hickman related to the business affairs of NPB and NP Bank;

WHEREAS, the Company and Mr. Hickman desire to enter into this Agreement upon the terms and conditions hereinafter contained;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Non-Competition.
(a)
During the period commencing on the first business day following the effective date of the Transaction and ending 24 months thereafter (the “Restrictive Period”),  Mr. Hickman agrees that he shall not engage in any Competition (as defined below) with the Companies.  For purposes of this Agreement, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the Commonwealth of Pennsylvania in the counties of Lackawanna, Wayne, Pike and Monroe and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, or lease financing, by business entities, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the effective date of the Transaction.

(b)
Mr. Hickman acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein and the geographic areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company.   Mr. Hickman acknowledges that the Consideration being paid to him in accordance with the Agreement is fair compensation for him entering into this Agreement, and he agrees that he shall not challenge or contest the adequacy of such Consideration or the validity of the Agreement.

(c)
In the event that the provisions of this Agreement relating to the time periods and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas under this Agreement.

(d)
In the event that a Financial Services Company contacts Mr. Hickman for the purpose of requesting that Mr. Hickman engage in Competition with the Companies during the Restrictive Period, Mr. Hickman may request that the Company waive the provisions of Section 1(a) of this Agreement. The Company shall consider Mr. Hickman’s request for a waiver, but is under no obligation to grant the waiver. The Company shall have absolute and sole discretion to decide whether or not to grant the waiver. If, in its absolute and sole discretion, the Company decides to grant the waiver request, the waiver shall not become effective until Mr. Hickman and the Company shall have entered into a written modification of this Agreement, signed by both parties.

2. Protection and Non-Disclosure of Confidential Information. Mr. Hickman hereby agrees and acknowledges that his employment with NPB and NPB Bank has created a continuing relationship of confidence and trust between Mr. Hickman and the Company with respect to Confidential Information. Mr. Hickman hereby warrants and agrees that he will keep in confidence and trust at all times after his employment with the Companies shall terminate all such  Confidential Information known to him, and will not use or disclose such Confidential Information without the prior written consent of the Company. Nothing in this Agreement is intended to or shall preclude Mr. Hickman from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory or quasi-regulatory authority; provided, however, that, to the extent permitted by law, Mr. Hickman has first provided to the Company as much advance notice as practicable of any such compelled disclosure, and further that Mr. Hickman agrees to honor any order or ruling obtained by the Company quashing or barring any such subpoena, court order or request for disclosure. As used in this Agreement, “Confidential Information” means any and all information belonging to the Company, which is of value to the Company and the disclosure of which could result in a competitive or other disadvantage to the Company. Examples of

Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; business plans, prospects and opportunities; and possible acquisitions or dispositions of businesses or facilities that have been discussed by the management of the Company. Confidential Information includes information Mr. Hickman developed or learned in the course of his employment with and service as a director of NPB or NPB Bank, as well as other information to which Mr. Hickman may have had access in connection with his employment or service as a director. Confidential Information also includes the confidential information of others, including, but not limited to, customers of the Company, with whom the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of Mr. Hickman’s obligations under this Agreement regarding Confidential Information or otherwise.

3. Consideration. As consideration for the obligations of Mr. Hickman hereunder, the Company shall pay to Mr. Hickman the sum of $_________ per month for a term of 24 months commencing on the first business day following the effective date of the Transaction and ending 24 months thereafter (the “Consideration”).  Notwithstanding the foregoing, in the event of the death of Mr. Hickman prior to the receipt of all of the Consideration provided for herein, such Consideration shall nevertheless continue to be paid to Mr. Hickman’s surviving spouse, if any, and if no surviving spouse then to Mr. Hickman’s estate.

4. Defaults. Mr. Hickman shall be deemed to be in default of his obligations under this Agreement (a “Default”), if Mr. Hickman shall have breached his obligations under Section 1 or 2 hereof immediately upon any such breach of his obligations,  and the Company shall not be obligated to provide any notice thereof or cure period.

5. Remedies.
(a) Mr. Hickman acknowledges that in the event of an actual or threatened Default, the Company’s remedies at law will be inadequate. Accordingly, the Company shall be entitled, at its election, to obtain a judicial order to enjoin any actual or threatened Default, and/or to obtain specific performance of Mr. Hickman’s obligations under this Agreement without the necessity of showing any actual damage or the inadequacy of monetary damages. Any such equitable remedy shall not constitute the sole and exclusive remedy for any such Default, and the Company shall be entitled to pursue any other remedies at law or in equity. In the event of a Default by Mr. Hickman, the Company shall be entitled to recover from Mr. Hickman its costs, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement.  Mr. Hickman represents and admits that his experience and capabilities are such that he can obtain employment in a business engaged in other industries and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent him from earning a livelihood.

(b) Any court proceeding to enforce this Agreement may be commenced by either party in a court of competent jurisdiction located within the Commonwealth of Pennsylvania. The parties hereto submit to the exclusive jurisdiction of such court and waive any objection that they may have to the pursuit of any such proceeding in such court.

6. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements, oral and written, between the parties with respect to the subject matter hereof.

7. Non-Waiver. The failure by a party in one or more instances to insist upon performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the seek enforcement of any of the terms, covenants or conditions of this Agreement following any breach of any of the terms, covenants, conditions, rights or privileges, shall non constitute, nor be deemed to constitute, a waiver of any of the terms, covenants or conditions of this Agreement, but the same shall continue and remain in full force and effect as if no such failure or forbearance had occurred. No waiver of the terms, covenants or conditions of this Agreement shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the Commonwealth of Pennsylvania applicable to contracts made and wholly to be performed in the Commonwealth.

10. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, assigns, heirs and personal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

_______________________
Frederick L. Hickman

NORWOOD FINANCIAL CORP.

By:  __________________________
Print name:  Lewis J. Critelli
Its: President and CEO